UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Invesco Ltd.

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Invesco Ltd.
Two Peachtree Pointe
1555 Peachtree Street N.E.
Atlanta, Georgia 30309

March 29, 2010

Dear Fellow Shareholder,

You are cordially invited to attend the 2010 Annual General Meeting of Shareholders of Invesco Ltd., which will be held on Tuesday, May 18, 2010 at 1:00 p.m., Eastern Time, in the Appalachians Room, 18th Floor, at Invesco’s Global Headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement.

We are pleased to once again this year furnish proxy materials to our shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual General Meeting. On March 29, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contained instructions on how to access our 2010 Proxy Statement, Annual Report on Form 10-K and other soliciting materials and how to vote. The Notice also contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report if you so desire.

We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet or via the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

On behalf of the Board of Directors and the management of Invesco, I extend our appreciation for your continued support.

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NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual General Meeting of Shareholders of Invesco Ltd. will be held on Tuesday, May 18, 2010, at 1:00 p.m., Eastern Time, in the Appalachians Room, 18th Floor, at Invesco’s Global Headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, for the following purposes:

1. To elect four (4) directors to the Board of Directors to hold office until the annual general meeting of shareholders in 2013;

2. To appoint Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

During the Annual General Meeting, management also will present Invesco’s audited consolidated financial statements for the fiscal year ended December 31, 2009.

Only holders of record of Invesco common shares on March 19, 2010 are entitled to notice of and to attend and vote at the Annual General Meeting and any adjournment or postponement thereof. Whether or not you are able to attend in person, please vote via the Internet or the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. Invesco shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

By Order of the Board of Directors,

Kevin M. Carome, Company Secretary

March 29, 2010

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ADMISSION TO THE 2010 ANNUAL GENERAL MEETING

An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual General Meeting. Only shareholders who own Invesco common shares as of the close of business on March 19, 2010 and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•
If your Invesco shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual General Meeting.

•
If your Invesco shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual General Meeting if you bring a recent bank or brokerage statement showing that you owned Invesco common shares on March 19, 2010.

No cameras, recording devices or large packages will be permitted in the meeting room.

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TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	5
INFORMATION ABOUT DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE	6
INFORMATION ABOUT THE EXECUTIVE OFFICERS OF THE COMPANY	9
CORPORATE GOVERNANCE	10
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES	11
BOARD MEETINGS AND ANNUAL GENERAL MEETING OF SHAREHOLDERS	11
COMMITTEE MEMBERSHIP AND MEETINGS	12
THE AUDIT COMMITTEE	12
THE COMPENSATION COMMITTEE	13
THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE	14
THE STANDING COMMITTEE	15
DIRECTOR COMPENSATION	15
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS	17
SECURITY OWNERSHIP OF MANAGEMENT	17
EXECUTIVE COMPENSATION	19
COMPENSATION DISCUSSION AND ANALYSIS	19
COMPENSATION COMMITTEE REPORT	29
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	35
REPORT OF THE AUDIT COMMITTEE	35
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36
PRE-APPROVAL PROCESS AND POLICY	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
RELATED PERSON TRANSACTION POLICY	38
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
PROPOSAL NO. 2 —APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
ADDITIONAL INFORMATION	41

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PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invesco Ltd. (“Board” or “Board of Directors”) for the Annual General Meeting to be held on Tuesday, May 18, 2010, at 1:00 p.m. Eastern Time. In this Proxy Statement, we may refer to Invesco Ltd. as the “company,” “Invesco,” “we,” “us” or “our.”

Questions and Answers About Voting Your Common Shares

Why did I receive this Proxy Statement?
You have received these proxy materials because Invesco’s Board of Directors is soliciting your proxy to vote your shares at the Annual General Meeting on May 18, 2010. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”).

Why did I not receive my proxy materials in the mail?
As permitted by rules of the SEC, Invesco is making this Proxy Statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“Annual Report”) available to its shareholders electronically via the Internet. We believe that this “e-proxy” process will expedite shareholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual General Meeting.

On March 29, 2010, we mailed to shareholders of record as of the close of business on March 19, 2010 a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement, our Annual Report and other soliciting materials online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

Invesco has requested banks, brokerage firms and other nominees who hold Invesco common shares on behalf of the owners of the common shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on March 19, 2010 to forward the Notice to those beneficial shareholders. Invesco has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

If you are delivering proxy materials via the Internet, why did I receive my proxy materials in the mail?
Certain regulations that apply to the Invesco 401(k) Plan, the Invesco Money Purchase Plan, as well as the Invesco ESOP require us to send copies of the proxy materials to persons who have interests in Invesco common shares through participation in those plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees or plan administrators of these plans how to vote the common shares represented by their interests.

Who is entitled to vote?
Each holder of record of Invesco common shares on March 19, 2010, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting. A poll will be taken on each proposal voted upon at the Annual General Meeting.

How many votes do I have?
Every holder of a common share on the record date will be entitled to one vote per share for each Director to be elected at the Annual General Meeting and to one vote per share on each other matter presented at the Annual General Meeting. On March 19, 2010, the record date for the Annual General Meeting, there were 438,080,423 common shares outstanding and entitled to vote at the Annual General Meeting.

What proposals are being presented at the Annual General Meeting?	Invesco intends to present proposals numbered one and two for shareholder consideration and voting at the Annual General Meeting. These proposals are for:
1. Election of four (4) members of the Board of Directors; and

2. Appointment of Ernst & Young LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, Invesco does not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

How do I attend the Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual General Meeting. Only shareholders who own Invesco common shares as of the close of business on March 19, 2010 and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. Registration will begin at 12:00 p.m. Eastern Time and the Annual General Meeting will begin at 1:00 p.m. Eastern Time.

•     If your Invesco shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual General Meeting.

•      If you received your proxy materials by mail and voted by completing your proxy card and checked the box indicating that you plan to attend the meeting, an admission ticket will be held for you at the check-in area at the Annual General Meeting.

•      If your Invesco shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual General Meeting if you bring a recent bank or brokerage statement showing that you owned Invesco common shares on March 19, 2010. You should report to the check-in area for admission to the Annual General Meeting.

What is a proxy?
A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual General Meeting: Rex D. Adams, Chairman of the Board of Directors; Martin L. Flanagan, President and Chief Executive Officer; Loren M. Starr, Senior Managing Director and Chief Financial Officer; Colin D. Meadows, Senior Managing Director and Chief Administrative Officer and Kevin M. Carome, Senior Managing Director and General Counsel.

How do I vote?	You may vote your shares in person at the Annual General Meeting or by proxy. There are three ways to vote by proxy:

•     Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 17, 2010, by accessing the web site at http://www.proxyvoting.com/ivz and following the instructions you will find on the Web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

■ By Telephone: You can submit a proxy by telephone until 11:59 p.m. Eastern Time on May 17, 2010, by calling toll-free 1-866-540-5760 (from the U.S. and Canada) and following the instructions.

•      By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your common shares in an account with a bank or broker (i.e. in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker.

Even if you plan to be present at the Annual General Meeting, we encourage you to vote your common shares by proxy using one of the methods described above. Invesco shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

What if my common shares are held in an Invesco retirement plan?
For participants in the Invesco 401(k) Plan, the Invesco Money Purchase Plan and the Invesco ESOP (collectively, the “Retirement Plans”), your shares will be voted as you instruct the trustees or plan administrators of the Retirement Plans. There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustees or plan administrators of the Retirement Plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you do not vote shares allocated to your account held in the Retirement Plans, the trustee or plan administrator will vote your shares in the same proportion as the shares for which instructions were received from all other holders of common shares in the Retirement Plan. You cannot vote your Retirement Plans shares in person at the meeting. To allow sufficient time for voting by the trustees and plan administrators of the Retirement Plans, the trustees and plan administrators must receive your vote by no later than 5:00 p.m. Eastern Time on May 11, 2010.

What if I hold restricted shares through Fidelity?
For participants in the Invesco Global Stock Plan and Global Equity Incentive Plan who hold Restricted Share Awards through Fidelity, the company’s stock plan administrator, your restricted shares will be voted as you instruct the custodian for such shares, Invesco Ltd. (the “Custodian”). There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the Custodian for your restricted shares. If you do not provide instructions regarding your restricted shares, the Custodian will not vote them. You cannot vote your restricted shares in person at the meeting. To allow sufficient time for voting by the Custodian, the Custodian must receive your vote by no later than 11:59 p.m. Eastern Time on May 13, 2010.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is exercised:

• Grant a subsequent proxy through the Internet or telephone;

• Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;

•    Notify our Secretary in writing before the Annual General Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

• If you are a holder of record, or a beneficial owner with a proxy from the holder of record, vote in person at the Annual General Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you own Invesco common shares in more than one account, such as individually and also jointly with your spouse. Please vote all of your common shares. Beneficial shareholders sharing an address who are receiving multiple copies of the Notice or the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, your broker, bank or other nominee may deliver only one copy of the Notice or the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. Invesco will deliver promptly, upon request, a separate copy of the Notice or other proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Secretary at: company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309.

What is a quorum?
A quorum is necessary to hold a valid meeting. The presence, in person, of two or more persons representing, in person or by proxy, more than fifty percent (50%) of the issued and outstanding common shares entitled to vote at the meeting as of the record date constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?
For each proposal, the affirmative vote of the holders of common shares having a majority of the votes cast on such proposal at the Annual General Meeting is required. Under our Bye-Laws, a majority of the votes cast means the number of shares voted “for” a proposal must exceed 50% of the votes cast with respect to such proposal. Votes “cast” include only votes cast with respect to shares present in person or represented by proxy and excludes abstentions.

Please note that the rules that guide how brokers vote your shares have changed since our last annual general meeting. Under revised New York Stock Exchange (“NYSE”) rules, your broker may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on one or more of the director election proposals, the broker may NOT exercise discretion to vote for or against the proposals. This would be a “broker non-vote” and these shares  would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker on how you wish to vote your shares.

Pursuant to Bermuda law, (i) common shares which are represented by “broker non-votes” (i.e., common shares held by brokers which are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) common shares which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.

How will voting on any other business be conducted?
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter in their discretion.

Who will count the votes?
A representative of our transfer agent will act as the inspector of election and will tabulate the votes. The voting results will be published in a Form 8-K that we will file with the SEC within four (4) business days of the Annual General Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

GENERAL

Our Board of Directors currently has ten directors. The Board of Directors is divided into three classes. The Class I directors are serving a term of office expiring at the annual general meeting of shareholders in 2011, the Class II directors are serving a term of office expiring at the annual general meeting of shareholders in 2012, and the Class III directors are serving a term of office expiring at the annual general meeting of shareholders in 2010. At each annual general meeting of shareholders, successors to the class of directors whose term expires at such annual general meeting will be elected for a three-year term. A director holds office until the annual general meeting of shareholders for the year in which his or her term expires, and until such director’s successor has been duly elected and qualified or until such director is removed from office under our Bye-Laws or such director’s office is otherwise earlier vacated.

The Board has nominated Messrs. Joseph R. Canion, Edward P. Lawrence, James I. Robertson and Ms. Phoebe A. Wood for election as directors of the company for a term ending at the 2013 annual general meeting. Messrs. Canion, Lawrence, Robertson and Ms. Wood are current directors of the company. Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that Messrs. Canion, Lawrence, Robertson or Ms. Wood would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

Under our Bye-Laws, at any general meeting held for the purpose of electing directors at which a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, the director is required under our Bye-Laws to submit his or her resignation as a director. Our Nomination and Corporate Governance Committee would then make a recommendation to the full Board on whether to accept or reject the resignation. If the resignation is not accepted by the Board, the director will continue to serve until the next annual general meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the Board, then the Board may fill the vacancy. However, if the number of nominees exceeds the number of positions available for the election of directors, the directors so elected shall be those nominees who have received the greatest number of votes and at least a majority of the votes cast in person or by proxy.

For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed pursuant to applicable NYSE or other rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Rex D. Adams, Sir John Banham, Joseph R. Canion, Ben F. Johnson, III, Denis Kessler, Edward P. Lawrence, J. Thomas Presby and Phoebe A. Wood.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. The voting requirements for this proposal are described above and in the “Questions and Answers About Voting Your Common Shares” section.

INFORMATION ABOUT DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

Listed below are the names, ages as of March 29, 2010, and principal occupations for the past five years of the director nominees and directors continuing in office.

Nominees for re-election to the Board of Directors for a three year term expiring in 2013

Joseph R. Canion (65) Non-Executive Director

Joseph Canion has served as a non-executive director of our company since 1997 and was a director of Invesco Aim from 1993 to 1997, when Invesco acquired AIM Investments, which is now a part of Invesco Aim. Mr. Canion has been a leading figure in the technology industry after co-founding Compaq Computer Corporation in 1982 and serving as its chief executive officer from 1982 to 1991. He also founded Insource Technology Group in 1992 and served as its chairman until September 2006. Mr. Canion received a B.S. and M.S. in electrical engineering from the University of Houston. He is on the board of directors of ChaCha Search, Inc. and Auditude.

Edward P. Lawrence (68) Non-Executive Director

Edward Lawrence has served as a non-executive director of our company since October 2004. He was a partner of Ropes & Gray, a Boston law firm, from 1976 to December 2007. He currently is senior counsel at Ropes & Gray and a member of the investment committee of the firm’s trust department. Mr. Lawrence is a graduate of Harvard College and earned a J.D. from Columbia University Law School. He is a trustee (and former chairman) of the Board of the Massachusetts General Hospital and is a trustee of McLean Hospital in Belmont, Massachusetts.

James I. Robertson (52) Senior Managing Director and Head of UK and Continental Europe; Director

James Robertson has served as a member of the Board of Directors of our company since April 2004. He is currently head of Invesco Perpetual and Continental Europe. He was head of Operations and Technology from 2006 to September 2008. He was chief financial officer from April 2004 to October 2005. Mr. Robertson joined our company as director of finance and corporate development for Invesco Global in 1993 and repeated this role for the Pacific division in 1995. Mr. Robertson became managing director of global strategic planning in 1996 and served as chief executive officer of AMVESCAP Group Services, Inc. from 2001 to 2005. He holds an M.A. from Cambridge University and is a Chartered Accountant.

Phoebe A. Wood (56) Non-Executive Director

Ms. Wood has served as a non-executive director of our company since January 2010. She is currently a principal at CompaniesWood and served as Vice Chairman, Chief Financial Officer and in other capacities at Brown-Forman Corporation from 2001 until her retirement in 2008.  Prior to Brown-Forman, Ms. Wood was Vice President, Chief Financial Officer and a Director of Propel Corporation (a subsidiary of Motorola) from 2000-2001. Previously, Ms. Wood served in various capacities during her tenure at Atlantic Richfield Company (ARCO) from 1976-2000.  Ms. Wood currently serves on the Boards of Directors of Leggett & Platt, Incorporated (audit and compensation committees), Coca-Cola Enterprises Inc. (audit and affiliated transaction committees – term commencing April 22, 2010), as well as on the boards of trustees for Smith College, the University of Louisville and the Gheens Foundation. Ms. Wood received her A.B. degree cum laude from Smith College and her M.B.A. from University of California Los Angeles.

Directors Continuing in Office — Terms Expiring in 2011

Rex D. Adams (69) Chairman and Non-Executive Director

Rex Adams became chairman of the company on April 27, 2006. He has served as a non-executive director of our company since November 2001 and as chairman of the Nomination and Corporate Governance Committee since January 2007. Mr. Adams was dean of the Fuqua School of Business at Duke University from 1996 to 2001 following a 30-year career with Mobil Corporation. He joined Mobil International in London in 1965 and served as vice president of administration for Mobil Corporation from 1988 to 1996. Mr. Adams was previously a director and member of the audit committee at Vintage Petroleum. Mr. Adams received a B.A. magna cum laude from Duke University. He was selected as a Rhodes Scholar in 1962 and studied at Merton College, Oxford University.  Mr. Adams serves on the Board of Directors of Alleghany Corporation and formerly served as chairman of the Public Broadcasting Service (PBS) and a trustee of Duke University.

Sir John Banham (69) Non-Executive Director

Sir John Banham has served as a non-executive director of our company since 1999 and as chairman of the Compensation Committee since January 2007. Sir John was director general of the Confederation of British Industry from 1987 to 1992, a director of National Power and National Westminster Bank from 1992 to 1998, chairman of Tarmac PLC from 1994 to 2000, chairman of Kingfisher PLC from 1995 to 2001, chairman of Whitbread PLC from 2000 to 2005, chairman of Geest plc from 2002 to 2005 and chairman of Spacelabs Healthcare Inc. from 2005 to 2008. He is currently the chairman of Johnson Matthey plc. Sir John is a graduate of Cambridge University and has been awarded honorary doctorates by four leading U.K. universities.

Denis Kessler (58) Non-Executive Director

Denis Kessler has served as a non-executive director of our company since March 2002. A noted economist, Mr. Kessler is chairman and chief executive officer of SCOR SE. He is chairman of the Boards of Directors of SCOR GLOBAL LIFE SE, SCOR GLOBAL P&C SE, chairman of the Supervisory Board of SCOR GLOBAL INVESTMENTS SE and serves as a member of the Boards of Directors of BNP Paribas SA, Bollore, Dassault Aviation~~,~~ Fonds Strategique d’Investissement. He is member of the Supervisory Board of Yam Invest N.V. Mr. Kessler received a diplôme from the Paris Business School (HEC) and Doctorat d’Etat in economics from the University of Paris

Directors Continuing in Office — Terms Expiring in 2012

Martin L. Flanagan, CFA, CPA (49) President and Chief Executive Officer of Invesco Ltd.

Martin L. Flanagan has been a director and president and chief executive officer of Invesco since August 2005. He is also a trustee of the AIM Family of Funds. Mr. Flanagan joined Invesco from Franklin Resources, Inc., where he was president and co-chief executive officer from January 2004 to July 2005. Previously he had been Franklin’s co-president from May 2003 to January 2004, chief operating officer and chief financial officer from November 1999 to May 2003, and senior vice president and chief financial officer from 1993 until November 1999. Mr. Flanagan served as director, executive vice president and chief operating officer of Templeton, Galbraith & Hansberger, Ltd. before its acquisition by Franklin in 1992. Before joining Templeton in 1983, he worked with Arthur Andersen & Co. Mr. Flanagan received a B.A. and BBA from Southern Methodist University (SMU). He is a CFA charter holder and a certified public accountant. He is vice chairman of the Investment Company Institute. He also serves as a member of the executive board at the SMU Cox School of Business, a member of the Board of Councilors of the Carter Center, and a member of the boards of the Woodruff Arts Center and the Commerce Club in Atlanta.

Ben F. Johnson, III (66) Non-Executive Director

Ben Johnson has served as a non-executive director of our company since January 2009. Mr. Johnson served as the managing partner at Alston & Bird LLP from 1997 – 2008. He was named a partner at Alston & Bird in 1976 having joined the firm in 1971. He received his B.A. degree from Emory University and his J.D. degree from Harvard Law School. He serves as Chair of the Board of Trustees of Emory University, Atlanta’s Woodward Academy and the Atlanta Symphony Orchestra and serves as a board member of Atlanta’s Woodruff Arts Center and as a Trustee of The Carter Center and the Charles Loridans Foundation. He is also chair and a non-executive director of Summit Industries, Inc., a privately-held company, where he has served since 2003.

J. Thomas Presby, CPA (70) Non-Executive Director

Thomas Presby has served as a non-executive director of our company since November 2005 and as chairman of the Audit Committee since April 2006. Over a period of thirty years as a partner in Deloitte, he held many positions in the United States and abroad, including Global Deputy Chairman and Chief Operating Officer. Currently he is a director of the following other public companies where he also chairs the audit committees: American Eagle Outfitters, Inc., First Solar, Inc., Tiffany & Co. and World Fuel Services Corp. From 2003 to 2009, Mr. Presby was a director of Turbochef Technologies, Inc., where he chaired the audit committee. He is also a board member of the New York chapter of the National Association of Corporate Directors. He previously served as a trustee of Rutgers University and as a director and chairman of the audit committee of The German Marshall Fund of the USA. He received a B.S. in electrical engineering from Rutgers University and an MBA degree from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a certified public accountant in New York and Ohio and a holder of the NACD Certificate of Director Education.

Director and Nominee Qualifications to Serve on our Board

As described in greater detail below, the Board believes that there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position as a director. (See below under the caption “THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE.”)  The Board believes that, consistent with these requirements, each member of our Board displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the company and its shareholders and a dedication to enhancing shareholder value. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider.  Set forth below is a brief description of the particular experience or skills of each director that led the Board to conclude that such person should serve as a director in light of our business and structure.

Joseph R. Canion – Mr. Canion has extensive service as a board member within the investment management industry, having also served as a director of AIM, a leading U.S. mutual fund manager from 1991 through 1997 when AIM merged with Invesco.  Mr. Canion additionally has notable experience as an entrepreneur, having co-founded a business that grew into a major international technology company. We believe that his experience guiding a company throughout the entirety of its business lifecycle has given him a broad understanding of the types of issues faced by private and public companies, making him a valued member of our Board.

Edward P. Lawrence – Mr. Lawrence has over thirty years’ experience as a corporate and business lawyer in a major Boston law firm, which has given him a very extensive understanding of the business issues facing large financial services companies such as Invesco. In particular, Mr. Lawrence specialized in issues arising under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 which provide the Federal legal framework for the company’s U.S. investment fund business. This background gives Mr. Lawrence an understanding of the potential legal ramifications of Board decisions which is particularly valuable to the Board’s functioning on many of the decisions it is called upon to take. As co-chair of his law firm's trust investment practice and as member of investment committees of numerous entities, he also has frequent interaction with investment advisers located throughout the country, giving him an opportunity to view a wide range of investment styles and practices.

James I. Robertson – Mr. Robertson has in-depth experience of the global fund management industry, having been the head of corporate development (including strategy and M&A) for Europe and Asia Pacific and then for the company worldwide. He also has a deep understanding of the operational and finance aspects of our business, having served as head of the finance and operations functions for our European and Asia Pacific businesses before becoming chief financial officer and head of operations for our company.  Due to his varied roles within Invesco’s management over the past 17 years, Mr. Robertson has an extensive understanding of many different facets of our organization, which give his participation in our Board’s deliberations significant weight.

Phoebe A. Wood – Ms. Wood has extensive experience as both a director and a member of senior financial management of public companies in a variety of industries. Her significant accounting, financial, and business expertise have made her a particularly valuable addition to our directors’ mix of skills, and she has been designated as one of our audit committee’s financial experts, as defined under SEC rules.

Rex D. Adams – Mr. Adams has broad international experience in senior management of one of the world’s largest public companies, as well as substantial insight on a variety of business management issues from an academic perspective.  His nearly decade of service on our Board has given him a deep understanding of the variety of issues encountered by investment management companies throughout the business cycle.

Sir John Banham – Sir John brings to the Board a very broad appreciation for international business issues garnered over an extraordinary career in a variety of industries, including financial services. He is currently chairman of a successful global manufacturing company, one of the most admired public companies in the United Kingdom. As past director general of the Confederation of British Industry, he represented the views of British business to relevant governments and regulators. Sir John’s experience across a broad spectrum of industries and companies within the United Kingdom gives him unique insight into the needs of our business in one of Invesco’s most significant and successful markets.

Denis Kessler – Mr. Kessler’s experience as an economist and chief executive of a major global reinsurance company have combined to give him valuable insight into both the investment management industry’s macro-economic positioning over the long term as well as our company’s particular challenges within that industry.  Further, his experience as a director of a variety of  international public companies in several industries has enabled him to provide effective counsel to our board on many issues of concern to our management.

Martin L. Flanagan – Mr. Flanagan has spent over 25 years in the investment management industry, including roles as an investment professional and a series of executive management positions in business integration, strategic planning, investment operations, shareholder operations and finance, with over six years spent as a CEO.  Mr. Flanagan also obtained extensive financial accounting experience with a major international accounting firm.  He also is a Chartered Financial Analyst.  Through his decades of involvement, including as past chairman of our industry’s principal trade association, the Investment Company Institute, he has amassed a broad understanding of the larger context of investment management that has guided the Board during many critical junctures.

Ben F. Johnson, III – Mr. Johnson brings to the Board more than a decade of experience leading one of the largest law firms in Atlanta, Georgia, where Invesco was founded and grew to prominence.  His career as one of the region’s leading business litigators has given Mr. Johnson broad experience of the types of business and legal issues that are regularly faced by large public companies such as Invesco.

J. Thomas Presby – Mr. Presby has amassed extensive experience at the highest levels of finance and accounting, having served for three decades as a partner, as well as in positions of senior management (including chief operating officer), at one of the world’s largest accounting firms. In keeping with his experience, Mr. Presby has been avidly sought by leading companies in a variety of industries to chair the audit committee, a role which he also fulfills for Invesco, where he is additionally recognized by the Board as one of our audit committee financial experts.

 INFORMATION ABOUT THE EXECUTIVE OFFICERS OF THE COMPANY

In addition to Messrs. Flanagan and Robertson, whose information is set forth above, the following is a list of individuals serving as executive officers of the company as of the date of this Proxy Statement. All company executive officers are elected annually and serve at the discretion of the company’s Board of Directors or Chief Executive Officer.

G. Mark Armour (56) Senior Managing Director and Head of Worldwide Institutional

Mark Armour has served as senior managing director and head of Worldwide Institutional since January 2007. Previously, Mr. Armour served as head of sales and service for Invesco’s institutional operations. He was chief executive officer of Invesco Australia from September 2002 to July 2006. Prior to joining Invesco, Mr. Armour held significant leadership roles in the funds management business in both Australia and Hong Kong. He previously served as chief investment officer for ANZ Investments and spent almost 20 years with the National Mutual/AXA Australia Group, where he was chief executive, Funds Management, from 1998 to 2000. Mr. Armour received a bachelor of economics (honors) from La Trobe University in Melbourne, Australia.

Kevin M. Carome (53) Senior Managing Director and General Counsel

Kevin Carome has served as general counsel of our company since January 2006. Previously, he was senior vice president and general counsel of Invesco Aim from 2003 to 2005. Prior to joining Invesco, Mr. Carome worked with Liberty Financial Companies, Inc. (LFC) in Boston where he was senior vice president and general counsel from August 2000 through December 2001. He joined LFC in 1993 as associate general counsel and, from 1998 through 2000, was general counsel of certain of its investment management subsidiaries. Mr. Carome began his career as an associate at Ropes & Gray in Boston. He received a B.S. in political science and a J.D. from Boston College.

Andrew T. S. Lo (49) Senior Managing Director and Head of Invesco Asia Pacific

Andrew Lo has served as head of Invesco Asia Pacific since February 2001. He joined our company as managing director for Invesco Asia in 1994. Mr. Lo began his career as a credit analyst at Chase Manhattan Bank in 1984. He became vice president of the investment management group at Citicorp in 1988 and was managing director of Capital House Asia from 1990 to 1994. Mr. Lo was chairman of the Hong Kong Investment Funds Association from 1996 to 1997 and a member of the Council to the Stock Exchange of Hong Kong and the Advisory Committee to the Securities and Futures Commission in Hong Kong from 1997 to 2001. He received a B.S. and an MBA from Babson College in the U.S.

Colin D. Meadows (39) Senior Managing Director and Chief Administrative Officer

Colin Meadows has served as chief administrative officer of Invesco since May 2006 with responsibility for business strategy, human resources, and communications. In September 2008 he expanded his role with responsibilities for operations and technology. Mr. Meadows came to Invesco from GE Consumer Finance where he was senior vice president of business development and mergers and acquisitions. Prior to that role, he served as senior vice president of strategic planning and technology at Wells Fargo Bank. From 1996-2003, Mr. Meadows was an associate principal with McKinsey & Company, focusing on the financial services and venture capital industries, with an emphasis in the banking and asset management sectors. Mr. Meadows received a B.A. cum laude in economics and English literature from Andrews University and a J.D. from Harvard Law School.

Loren M. Starr (48) Senior Managing Director and Chief Financial Officer

Loren Starr has served as senior managing director and chief financial officer of our company since October 2005. Previously, he served from 2001 to 2005 as senior vice president and chief financial officer of Janus Capital Group Inc., after working as head of corporate finance from 1998 to 2001 at Putnam Investments. Prior to these positions, Mr. Starr held senior corporate finance roles with Lehman Brothers and Morgan Stanley & Co. He received a B.A. in chemistry and B.S. in industrial engineering, summa cum laude, from Columbia University, as well as an MBA, also from Columbia, and M.S. in operations research from Carnegie Mellon University. Mr. Starr is a certified treasury professional. He serves as director and is past chairman of the Association for Financial Professionals.

Philip A. Taylor (55) Senior Managing Director and Head of North American Retail

Philip Taylor became head of Invesco’s North American Retail business in April 2006. He had previously served as head of Invesco Trimark since January 2002. He joined Invesco Trimark in 1999 as senior vice president of operations and client services and later became executive vice president and chief operating officer. Mr. Taylor was president of Canadian retail broker Investors Group Securities from 1994 to 1997 and managing partner of Meridian Securities, an execution and clearing broker, from 1989 to 1994. He held various management positions with Royal Trust, now part of Royal Bank of Canada, from 1982 to 1989. Mr. Taylor began his career in consumer brand management in the U.S. and Canada with Richardson-Vicks, now part of Procter & Gamble. He received a Bachelor of Commerce (honors) degree from Carleton University and an MBA from the Schulich School of Business at York University. Mr. Taylor is a member of the Dean’s Advisory council of the Schulich School of Business and past chair of the Toronto Symphony Orchestra.

CORPORATE GOVERNANCE

Corporate Governance Guidelines.  The Board has adopted Corporate Governance Guidelines (“Guidelines”) and Terms of Reference for our chairman and chief executive officer, each of which is available in the corporate governance section of the company’s Web site at www.invesco.com (the “company’s Web site”). The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other matters, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

Board Leadership Structure.  As described in the Guidelines, the company’s business is conducted day-to-day by its employees, managers and officers, under the direction of the chief executive officer and the oversight of the Board, to enhance the long-term value of the company for its shareholders.  The Board is elected by the shareholders to oversee our management team and to assure that the long-term interests of the shareholders are being served.  In light of these differences in the fundamental roles of the Board and management, the company has chosen to separate the chief executive officer and Board chairman positions. The separation of these roles: (i) allows the Board to more effectively monitor and objectively evaluate the performance of the chief executive officer, such that the chief executive officer is more likely to be held accountable for his performance, (ii) allows the non-executive chairman to control the Board’s agenda and information flow, and (iii) creates an atmosphere in which other directors are more likely to challenge the chief executive officer and other members of our senior management team. For these reasons, the company  believes that this board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in management, in board composition or in the character of the company’s business and operations.

Code of Conduct and Directors’ Code of Conduct.  As part of our ethics and compliance program, our Board has approved a code of ethics (the “Code of Conduct”) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, as well as to our other officers and employees. The Code of Conduct is posted on our company’s Web site. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct for our principal executive officer, principal financial officer and principal accounting officer by posting such information on our Web site. In addition, we have adopted a separate Directors’ Code of Conduct that applies to all members of the Board. The company maintains a compliance reporting line, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Conduct, as well as accounting, auditing, ethical or other concerns.

Board’s Role in Risk Oversight. The Board has principal responsibility for oversight of the company’s risk management processes and for understanding the overall risk profile of the company.  Though Board committees routinely address specific risks and risk processes within their purview, the Board has not delegated primary risk oversight responsibility to a committee.

    Our risk management framework provides the basis for consistent and meaningful risk dialogue up, down and across the company.  Our Global Performance Measurement and Risk group assesses core investment risks.  Our Corporate Risk Management Committee assesses strategic, operational and all other business risks.  A network of business unit, functional and geographic risk management committees under the auspices of the Corporate Risk Management Committee maintains an ongoing risk assessment process that provides a bottom-up perspective on the specific risk areas existing in various domains of our business.

   At each Board meeting, the Board reviews and discusses with senior management information pertaining to risk provided by the Global Performance Measurement and Risk group and the Corporate Risk Management Committee.  In these sessions senior management reviews and discusses with the Board the salient risks facing the company.   By receiving these regular reports, the Board maintains a practical understanding of the risk philosophy and risk appetite of the company.  Through this regular and consistent risk communication, the Board has reasonable assurance that all material risks of the company are being addressed and that the company is propagating a risk-aware culture in which effective risk management is built into the fabric of the business.

    The Board, with the assistance of the Compensation Committee, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

    The Audit Committee routinely receives reports from the control functions of Finance, Legal and Compliance and Internal Audit.  The Head of Internal Audit reports to the Chairman of the Audit Committee.  The Audit Committee oversees the Internal Audit function’s planning and resource allocation in a manner designed to ensure testing of controls and other Internal Audit activities are appropriately prioritized in a risk-based manner.  The Audit Committee also seeks to assure appropriate risk-based inputs from management and Internal Audit are communicated to the company’s independent public auditors.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS AND ANNUAL GENERAL MEETING OF SHAREHOLDERS

During the calendar year ended December 31, 2009, the Board held nine meetings (not including committee meetings). In 2008, Board member James I. Robertson relocated to the United Kingdom in connection with assuming his new duties as Head of UK and Continental Europe. As detailed below under the caption “THE STANDING COMMITTEE,” the relocation effectively prevented Mr. Robertson from participating in telephonic Board meetings due to the risk of subjecting the company to tax residency status in the U.K. As a result, Mr. Robertson attended 66% of the Board meetings occurring during fiscal year 2009. Each director other than Mr. Robertson attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he served during 2009. The Board does not have a formal policy regarding Board member attendance at shareholder meetings. All of our directors attended the 2009 annual general meeting.  The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least once per year during a regularly scheduled Board meeting without management. Rex D. Adams, a non-executive and independent director, has been appointed to preside at the executive sessions of the non-executive directors.

COMMITTEE MEMBERSHIP AND MEETINGS

The current committees of the Board are the Audit Committee, the Compensation Committee, the Nomination and Corporate Governance Committee and the Standing Committee. The table below provides current membership information.

	Audit	Compensation	Nomination & Corporate Governance	Standing Committee
Rex D. Adams	-	M	C	C
Sir John Banham	-	C	M	-
Joseph R. Canion	-	-	M	M
Martin L. Flanagan	-	-	-	M
Ben F. Johnson, III	M	M	M	M
Denis Kessler	M	M	M	M
Edward P. Lawrence	M	M	M	M
J. Thomas Presby	C	-	M	M
James I. Robertson	-	-	-	-
Phoebe A. Wood	M	M	M	M
____________

M — Member
C — Chairman

Below is a description of each committee of the Board. The Board has affirmatively determined that each committee (other than the Standing Committee) consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE AUDIT COMMITTEE

The Audit Committee is chaired by Mr. Presby and consists additionally of Messrs. Johnson, Kessler and Lawrence and Ms. Wood. Under its charter, the committee is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules and is also “financially literate.” Committee members are appointed and removed by the Board. The committee is required to meet at least quarterly. The committee periodically meets with the head of Internal Audit and the independent auditor in separate executive sessions without members of senior management present. The committee has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties. It reports to the Board regularly and annually reviews its own performance and the terms of its charter and recommends any proposed changes to the Board. The committee met thirteen times during fiscal year 2009.

The committee’s charter is available on the company’s Web site.  The charter sets forth the committee’s responsibilities, which include assisting the Board in fulfilling its responsibility to oversee the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the company’s internal audit function and independent auditor. The committee is responsible for making recommendations to the shareholders regarding the appointment of the independent auditor and for pre-approval of its engagement to provide any audit or permitted non-audit services under agreed policies and procedures. The committee is also responsible for establishing hiring policies for current or former employees of its independent auditor. It annually reviews the independent auditor’s report and evaluates its qualifications, performance and independence. The committee is also responsible for monitoring and reviewing the effectiveness of the company’s internal audit function. In connection with financial reporting, the committee is responsible for reviewing and discussing with management and the independent auditor (i) the company’s audited financial statements and related disclosures, (ii) its earnings press releases and periodic filings, (iii) its critical accounting policies, (iv) the quality and adequacy of its internal controls over financial reporting, disclosure controls and procedures, and accounting procedures, and (v) any audit problems or difficulties. Finally, the committee is responsible for assisting the Board in overseeing the company’s legal and regulatory compliance. The committee also prepares the report of the Audit Committee presented in the company’s annual proxy statement.

The committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. (See the section of this Proxy Statement below entitled “Pre-Approval Process and Policy.”)

The Board has determined that all committee members are financially literate under the NYSE listing standards. The Board has further determined that each of Mr. Presby and Ms. Wood qualifies as an “audit committee financial expert” (as defined under the SEC’s rules and regulations), that each has “accounting or related financial management expertise” and that each is “independent” of the company under SEC rules and the NYSE listing rules. The Board has also determined that Mr. Presby’s service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Audit Committee.

THE COMPENSATION COMMITTEE

The Compensation Committee is chaired by Sir John Banham and consists additionally of Messrs. Adams, Johnson, Kessler, Lawrence and Ms. Wood. Under its charter, the committee is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules. Committee members are appointed and removed by the Board. The committee is required to meet at least quarterly. It also has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm. The committee met five times during fiscal year 2009.

The committee’s charter is available on the company’s Web site.  The charter sets forth the committee’s responsibilities, which include annually overseeing the establishment of goals and objectives related to the chief executive officer’s compensation, evaluating the performance of the chief executive officer and determining the amount of his compensation. The committee also reviews and makes recommendations to the Board concerning the company’s overall compensation philosophy. It further annually approves the compensation structure for, and reviews and approves the compensation of, senior officers, and it oversees the annual process for evaluating their performance. The committee also oversees the administration of the company’s equity-based and other incentive compensation plans, assists the Board with executive succession planning, and determines the compensation, including deferred compensation arrangements, for the company’s non-executive directors.

The committee prepares the annual report on executive officer compensation for the company’s proxy statement. The committee also reviews and discusses with management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in the company’s proxy statement.

Each year the committee engages a third-party compensation consultant to provide an analysis of, and counsel on, the company’s executive compensation program and practices. The nature and scope of the consultant’s assignment is set by the committee. In general, the outside consultant provides an objective assessment of executive compensation, including the market competitiveness of base salary, cash bonus and equity compensation. The outside consultant is asked to compare and review compensation practices of the company’s peer group of other publicly-traded investment management companies. The committee currently engages Johnson Associates, Inc. (“Johnson Associates”) as its third-party consultant for this review. For a more detailed discussion of the determination of executive compensation, please see the “Executive Compensation - Compensation Discussion and Analysis” section of this Proxy Statement.

The committee meets at least annually to review and make recommendations to the Board on the compensation of the company’s directors. In reviewing and making recommendations on director compensation, the Committee considers, among other things, the following policies and principles:

•
that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the directors’ interests with the long-term interests of the company’s shareholders; and

•	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the committee periodically engages Johnson Associates as a third-party consultant to report on comparable director compensation practices and levels. No executive officer of the company is involved in determining or recommending director compensation levels. See the section of this Proxy Statement entitled “Director Compensation” below, for a more detailed discussion of compensation paid to the company’s directors during fiscal year 2009.

THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

The Nomination and Corporate Governance Committee is chaired by Mr. Adams and consists additionally of Messrs. Banham, Canion, Johnson, Kessler, Lawrence, Presby and Ms. Wood. Under its charter, the committee is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules. Committee members are appointed and removed by the Board. The committee is required to meet at least quarterly. It also has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties. The committee met four times during fiscal year 2009.

The committee’s charter is available on the company’s Web site.  The charter sets forth the committee’s responsibilities, which include establishing a policy setting forth the specific, minimum qualifications that the committee believes must be met by a nominee recommended for a position on the Board, and describing any specific qualities or skills that the committee believes are necessary for one or more of the directors to possess. Such qualifications include the requirements under NYSE and SEC rules, as well as consideration of the individual skills, experience and perspectives that will help create an effective Board. The committee is responsible for establishing procedures for identifying and evaluating potential nominees for director and for recommending to the Board potential nominees for election. Candidates for election to the Board are considered in light of their background and experience using the extensive personal knowledge of current directors or through the recommendations of various advisors to the company. The committee is also required to periodically review and reassess the adequacy of the Guidelines to determine whether any changes are appropriate and recommend any such changes to the Board for its approval. The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.

The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Bermuda law and our Bye-Laws. Bermuda law provides that only Invesco shareholders holding (individually or together) at least 5% of the total voting rights or constituting 100 or more registered Invesco shareholders together may require that a proposal, including a director nomination proposal, be submitted to an annual general meeting. Under our Bye-Laws, notice of such a proposal must generally be provided to the Company Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. In addition, our Bye-Laws contain additional requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. For further information regarding deadlines for shareholder proposals, please see the section of this proxy statement below entitled “Shareholder Proposals for the 2011 Annual General Meeting.” The manner in which the committee evaluates candidates recommended by shareholders is generally the same as any other candidate. However, the committee will also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee will not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information necessary to conduct an evaluation.

The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including:

•	a high degree of personal and professional integrity;

•	ability to exercise sound business judgment on a broad range of issues;

•	sufficient experience and professional or educational background to have an appreciation of the significant issues facing public companies that are comparable to the company;

•	willingness to devote the necessary time to Board duties, including preparing for and attending meetings of the Board and its committees; and

•	being prepared to represent the best interests of the company and its shareholders and being committed to enhancing shareholder value.

In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity.  With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.

THE STANDING COMMITTEE

In the course of our redomicile from the U.K. to Bermuda in December 2007, we were informed by U.K. tax authorities that if a member of our Board participated in a Board meeting while physically present in the U.K., applicable tax rules would cause the company to be deemed tax resident in the U.K., thereby subjecting the company to U.K. taxation for an unspecified period of time.  To prevent such tax residency and uncertain tax treatment, we currently require our two U.K.-resident Board members to leave the country in order to participate in telephonic Board meetings  – a process that is cumbersome and unduly burdensome for the proper operation and function of our Board.  (The company does not hold in-person meetings of the Board in the U.K.)  In February 2009, the Board approved the formation of a new committee (the “Standing Committee”), to consist of all directors who are resident outside the U.K. Solely with respect to actions taken at telephonic meetings of the Board (and not at any in-person meetings), the Board has delegated to the Standing Committee, as permitted under our Bye-Laws, all of its powers and authority under Bermuda law and our Bye-Laws. The full Board will continue to act at all in-person meetings. The Board intends to maintain the Standing Committee only for so long as the above-described U.K. tax risk continues.

DIRECTOR COMPENSATION

Directors who are Invesco employees do not receive compensation for their services as directors. The Compensation Committee annually reviews the compensation paid to non-executive directors and recommends changes to Invesco’s Board of Directors as appropriate. Directors do not receive any meeting or attendance fees.

 The Compensation Committee approved the following fee arrangements for non-executive directors for 2009.

Basic Fee — Non-executive directors (other than the Chairman of the Board) receive an annual basic fee in the amount of $120,000.

Chairman Fee — In lieu of the above, the Chairman of the Board receives an annual fee of $400,000.

Audit Committee Chairman — The chairman of the Audit Committee receives an additional annual fee of $25,000.

Compensation and Nomination and Corporate Governance Committee Chairmen — The chairman of the Compensation Committee and the chairman of the Nomination and Corporate Governance Committee each receive an additional annual fee of $15,000.

Director Fees Paid in Shares — Each non-executive director also receives an award of shares in the aggregate amount of $70,000. Such shares are paid in four quarterly installments of $17,500, each of which is paid on the second business day following the public announcement of the company’s quarterly earnings results. It is the policy of the Board that such shares will not be sold or otherwise disposed of during the period of the recipient’s service on the Board.

The Board has determined that directors fees will remain the same for 2010, except that the aggregate amount of each director’s share award for the year will be increased from $70,000 to $95,000 and the additional annual fee for the chairman of the Audit Committee will be increased from $25,000 to $50,000.

Director Compensation Table for 2009

The following table sets forth the compensation paid to our non-executive directors for services during fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Total ($)
Rex D. Adams	415,000	69,963	484,963
Sir John Banham	135,000	69,963	204,963
Joseph R. Canion	120,000	69,963	189,963
Ben F. Johnson, III	120,000	52,465	172,465
Denis Kessler	120,000	69,963	189,963
Edward P. Lawrence	120,000	69,963	189,963
J. Thomas Presby	145,000	69,963	214,963

The following table presents the grant date fair value for each share award made to each non-executive director during 2009.

Name	Date of Grant 2/2/09 ($)	Date of Grant 4/24/09 ($)	Date of Grant 7/28/09 ($)	Date of Grant 10/21/09 ($)	Total Grant Date Fair Value ($)
Rex D. Adams	17,498	17,499	17,486	17,480	69,963
Sir John Banham	17,498	17,499	17,486	17,480	69,963
Joseph R. Canion	17,498	17,499	17,486	17,480	69,963
Ben F. Johnson, III	-	17,499	17,486	17,480	52,465
Denis Kessler	17,498	17,499	17,486	17,480	69,963
Edward P. Lawrence	17,498	17,499	17,486	17,480	69,963
J. Thomas Presby	17,498	17,499	17,486	17,480	69,963

The aggregate number of share awards outstanding at December 31, 2009 for each of our non-executive directors was as follows:

Name	Shares Outstanding	Deferred Shares Outstanding	Total Share Awards Outstanding
Rex D. Adams	14,040		14,040
Sir John Banham	13,972		13,972
Joseph R. Canion	13,972	5,925	19,987
Ben F. Johnson, III	2,875		2,875
Denis Kessler	14,019		14,019
Edward P. Lawrence	13,972		13,972
J. Thomas Presby	11,095		11,095
_________

(1)	Includes the annual basic fee and, as applicable, Chairman of the Board fee and committee chairman fees.

(2)	Reflects the grant date fair value for each share award. Share awards are 100% vested as of the date of grant.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth the common shares beneficially owned as of March 19, 2010 by each shareholder known to us to beneficially own more than five percent of the company’s outstanding common shares. The percentage of ownership indicated in the following table is based on 431,429,910 common shares outstanding as of December 31, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	33,547,785 (2)	7.77%
Viking Global Performance LLC, 55 Railroad Avenue, Greenwich, CT 06830	27,353,200 (3)	6.34%
____________

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)
On January 29, 2010, BlackRock, Inc., on behalf of itself, its subsidiary Barclays Global Investors, NA, and certain of its affiliates (collectively, “BlackRock”) filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power and sole investment power with respect to 33,547,785 common shares of Invesco, which shares are held of record in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)
On February 16, 2010, Viking Global Performance LLC and various of its affiliates (collectively, “Viking”) filed a Schedule 13G/A with the SEC indicating that they shared voting power with respect to 27,353,200 common shares, and shared investment power with respect to 26,481,800 common shares, of Invesco.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the common shares beneficially owned as of December 31, 2009 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 431,429,910 of the company’s common shares outstanding on December 31, 2009.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes common shares that may be acquired within 60 days after December 31, 2009, upon the exercise of outstanding share options, but excludes deferred shares which are disclosed in a separate column.  Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown.  No shares are pledged as security. As of December 31, 2009, no individual director, director nominee or named executive officer owned beneficially 1% or more of our common shares, and our directors, director nominees and executive officers as a group owned approximately 1.6% of our common shares outstanding.

	Common Shares Beneficially Owned
Name	Owned Shares	Share Options	Deferred Share Awards (1)	Total
Rex D. Adams	46,233	-	-	46,233
Sir John Banham	17,722	-	-	17,722
Joseph R. Canion	14,972	-	5,925	20,897
Martin L. Flanagan (2)	3,060,993	-	-	3,060,993
Ben F. Johnson, III	2,875	-	-	2,875
Denis Kessler	15,119	-	-	15,119
Edward P. Lawrence	13,972	-	-	13,972
J. Thomas Presby (3)	11,095	-	-	11,095
James I. Robertson (4)	588,435	175,000	314,960	1,078,395
Phoebe A. Wood (5)	-	-	-	-
G. Mark Armour	181,201	45,980	244,969	472,150
Loren M. Starr	352,721	-	-	352,721
Philip A. Taylor	187,417	241,078	215,645	644,140
All Directors and Executive Officers as a Group (16 persons)	5,420,336	721,083	967,498	7,108,917

(1)
For Mr. Canion, represents deferred shares awarded under the Deferred Fees Share Plan.  For the named executive officers, represents deferred shares awarded under the Global Stock Plan or 2008 Global Equity Incentive Plan, as applicable.   Such awards may not be voted or transferred by the participant.

(2)	For Mr. Flanagan, includes 2,451,178 shares held in trust and 400 shares held by Mr. Flanagan’s spouse.
(3)	For Mr. Presby, includes 9,502 shares held in trust via a defined benefit account. Mr. Presby has sole voting and investment power with respect to these shares.
(4)	For Mr. Robertson, includes 7,259 shares held in the Invesco ESOP.
(5)	Ms. Wood was elected to the Board of Directors as of January 1, 2010 and is a director nominee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Introduction to our Executive Compensation Program

    This Compensation Discussion and Analysis provides an overview and analysis of our philosophy and objectives in designing and implementing compensation programs for the following individuals, whom we refer to collectively as our “named executive officers:”

Name	Position
Martin L. Flanagan	President and Chief Executive Officer
Loren M. Starr	Senior Managing Director and Chief Financial Officer
G. Mark Armour	Senior Managing Director and Head of Worldwide Institutional
James I. Robertson	Senior Managing Director and Head of UK and Continental Europe
Philip A. Taylor	Senior Managing Director and Head of North American Retail

    This discussion and analysis should be read together with the compensation tables and related narrative below that contain specific information about compensation paid to or earned by our named executive officers in 2009.

Our Compensation Philosophy

    We are a leading independent global investment management business and we operate in a very competitive environment.  We believe that our long-term strategic priorities are key to our success.  Our long-term strategic priorities are to:

•	achieve strong, long-term investment performance for our clients;
•	deliver our investment capabilities anywhere in the world to meet our clients’ needs;
•	utilize our global operating platform to achieve efficiencies of scale; and
•	build a high-performance organization, in part by linking pay to performance.

    We design, structure and implement our compensation programs at every level to align with our long-term strategic priorities.  We also strive to reinforce a “one-firm” vision by ensuring that our compensation programs operate consistently across the company.

    As an investment management firm, our business is driven by intellectual capital. One of our greatest assets is the collective skill, experience and efforts of our employees. Our industry is highly competitive, and we compete for investment and executive talent with a large number of financial services companies. Our long-term success depends on our ability to provide superior investment returns and attentive service to our clients. To achieve these goals, it is critical that we are able to attract, retain and motivate talented professionals within all levels of the company who are committed to our core values, as well as to properly align their incentives with our clients and shareholders. Further, as executives progress to higher levels in the company, their ability to directly affect our performance generally increases and our need to retain these executives increases correspondingly. Therefore, one of the goals of our compensation programs is to motivate these executives, including our named executive officers, to remain with the company for long and productive careers. For this reason, it is our practice that compensation for senior executives include a significant deferred component in order to create long-term retention incentives for these individuals.

Our Compensation Program Objectives

    To support our long-term strategic priorities, we have structured our compensation programs to achieve the following objectives:

•	align individual awards with client and shareholder success;
•	link rewards to strategic and financial results at every level of our enterprise;
•	provide competitive, performance-driven pay for investment professionals that is tied to positive, long-term investment results;
•	reinforce a meritocracy by differentially rewarding our top performers; and
•	recognize and retain top talent by ensuring an appropriate mix of cash and deferred equity compensation.

    We utilize a variety of compensation components to achieve the objectives described above, including base salary, annual cash bonuses, annual stock deferral awards and long-term equity awards.  A more detailed description of these compensation components can be found below under the caption “Components of Executive Compensation and Their Purpose.”

Role of the Compensation Committee

    The Compensation Committee of the Board (which we refer to in this section as the “committee”) has, among other duties, responsibility for determining the components and level of compensation paid to our executive officers, including our named executive officers.  The committee’s charter describes its responsibilities, which include:

•	reviewing and making recommendations to the Board about the company’s overall compensation philosophy;
•	evaluating the performance of, and setting the compensation for, the chief executive officer;
•
reviewing and overseeing management’s annual process for evaluating the performance of, and approving the compensation for, all other executive officers, including the other named executive officers; and

•	overseeing the administration of the company’s equity-based and other compensation programs.

    The committee makes its compensation determinations in its discretion, without formulaically tying its determinations to specific performance targets, formulas or weightings.  The achievement of any particular goal or objective, financial or individual, does not automatically result in any particular level of compensation.  The committee believes that an approach, which takes into account qualitative judgments tied to the company’s long-term strategy, is more effective than purely formulaic criteria in aligning management and shareholder interests.

    Further information about the committee and its composition, responsibilities and operations can be found elsewhere in this proxy statement under the caption “Information About the Board and its Committees.”

Use of Compensation Consultants

    The committee has engaged Johnson Associates, Inc. (“Johnson Associates”), an independent consulting firm, to advise it on director and executive compensation matters.  Johnson Associates attends certain meetings of the committee and periodically meets with the committee without members of management present.  Johnson Associates assists the committee throughout the year in its analysis and evaluation of our overall executive compensation programs and assists the committee in its review of compensation paid to our directors and executive officers, including our named executive officers.

    Johnson Associates provides the committee with certain market data and analysis that compares executive compensation paid by the company with that paid by other firms in the financial services industry and  investment management firms which we consider generally comparable to us (our “peer group”).  Johnson Associates estimates pay levels of comparable positions at our peer group and uses data provided by Invesco regarding job titles and responsibilities of the named executive officers in order to make compensation level comparisons.  Johnson Associates utilizes data inputs regarding market conditions (including direct comparator data, proprietary client data, outside third party surveys and general financial services client data), market impressions and compensation trends.  Johnson Associates then applies its qualitative judgment to the data from these disparate sources in an effort to provide market consensus information that is presented to the committee, accompanied by oral commentary.

    The committee uses such data as reference material to assist the committee in gaining a general awareness of industry compensation standards and trends. The market data for financial services firms, including performance and pay practices of the peer group, do not directly affect the committee’s compensation determinations for the named executive officers. Although we seek to offer a level of total compensation to our executive officers that is competitive with the compensation paid by our peer group, we do not target a particular percentile of the peer group with respect to our executive officers' total pay packages or any individual components thereof. The committee's consideration of the compensation levels and performance of the peer group constitutes just one of many factors reviewed and such peer group data is considered generally and not as a substitute for the committee's discharge of its independent judgment in making executive officer compensation decisions.

    Under the terms of its engagement with the committee, Johnson Associates does not provide any other services to the company unless the committee has approved such services.  No such other services were provided in 2009.  The company uses other compensation and benefits consultants to provide market practice data, actuarial services and/or advice relating to broad management employee programs in which named executive officers may participate.

Role of Executive Officers in Determining Executive Compensation

    Our chief executive officer meets with the non-executive directors (including the members of the committee) throughout the year to discuss executive performance and compensation matters, including proposals relative to compensation for individual executive officers (other than the chief executive officer).  Our chief executive officer and chief administrative officer work with the committee to implement Invesco’s compensation philosophy.  They also provide to the committee information regarding financial and investment performance of the firm as well as our progress toward strategic objectives.  Our chief financial officer assists as needed in explaining specific aspects of Invesco financial performance and may, from time to time, provide an explanation of the appropriate accounting treatment relating to certain awards.

Components of Executive Compensation and Their Purpose

    Our compensation program for executive officers, including our named executive officers, consists of the integrated components described below.

Base Salary
    Base salary is a fixed component of annual compensation and is set for each individual at a level deemed appropriate for his or her scope of responsibility in our company.  Base salary is determined by the committee in light of internal and external market factors.  The committee believes that an executive officer’s base salary should be limited to reasonable compensation for the day-to-day performance of the executive’s job responsibilities.  Base salary is designed to provide competitive levels of fixed compensation based on the individual’s experience, duties and scope of responsibility. Johnson Associates provides the committee with market data on base salaries of comparable positions among our peer group and broader financial service firms. While the committee annually reviews base salaries for all executive officers, base salaries generally remain static unless the executive is promoted or the committee determines that an adjustment is necessary due to compensation trends in the industry.

Variable (at Risk) Compensation
    Variable compensation consists of a combination of annual cash bonus, annual stock deferral award and  long-term equity award.  The committee believes that the dominant portion of an executive officer’s compensation should be variable, reflecting the company’s results on an annual basis and over multi-year periods. The committee also believes that executive officers should have a meaningful ownership position in the company because share ownership provides a clear link between management interests, operational performance and shareholder value.  As a consequence, the committee has emphasized ownership by executive officers in the form of equity awards.  The committee believes that as an individual’s compensation increases, the percentage of that compensation received in the form of equity should increase.

•
Annual Cash Bonus - Annual cash bonus is a variable component of compensation that is intended to motivate and reward the individual for his or her contribution to the annual results of the company.  Cash bonuses are funded from a company-wide cash incentive pool and reflect results for the most recently completed year.  See “Determining the 2009 Annual Award Pools – Process for Establishing Annual Award Pools” below.

•
Annual stock deferral awards - Annual stock deferral awards are a variable component of compensation that is intended to motivate and reward the individual for his or her contribution to the annual results of the company.  The committee believes that annual stock deferral awards, which are denominated in our common shares, align the executive’s interests with those of our shareholders by directly linking the value that is received to the long-term performance of Invesco.  Annual stock deferral awards provide future earnings potential and encourage retention because such awards vest over time – generally a period of four years.

Annual stock deferral awards are funded from a company-wide equity pool and are made under our Global Equity Incentive Plan (“GEIP”).  See “Determining the 2009 Annual Award Pools – Process for Establishing Annual Award Pools” below.  The awards are subject to transfer restrictions and are generally forfeited if the executive voluntarily terminates employment for reasons other than retirement.  Upon involuntary termination of employment for reasons other than for cause, such awards generally vest immediately.  In addition, upon a change in control of the company followed by an involuntary termination of employment other than for cause, such awards generally vest immediately.

•
Long-term Equity Awards - Long-term equity awards are a variable component of compensation that are intended to recognize the executive’s long-term potential for future contributions to achieving the company’s strategic objectives.  The committee believes that long-term equity awards, which are also denominated in our common shares, align the executive’s interests with those of our shareholders by directly linking the value that is received to the long-term performance of Invesco.  Similar to annual stock deferral awards, long-term equity awards provide future earnings potential and encourage retention because such awards vest over time – generally a period of four years.

Long-term equity awards are funded from a company-wide equity pool and are made under the GEIP.  See “Determining the 2009 Annual Award Pools – Process for Establishing Annual Award Pools” below.  Long-term equity awards generally are subject to the same transfer restrictions and vesting criteria as annual stock deferral awards.

Grants made at time of annual compensation cycle - Annual cash bonuses, annual stock deferral awards and long-term equity awards granted to our named executive officers and other eligible employees are typically approved by the committee in January or February in respect of the prior year.

Off-cycle grants - We occasionally grant equity awards outside of our regular annual award dates, usually in connection with new hires, promotions, or retaining key employees.

Benefits
    All executive officers receive medical, life and disability insurance coverage and other corporate benefits available to most employees of the company.

Retirement Benefits
    Executive officers also receive retirement savings benefits.  U.S.-based executives participate in the Invesco 401(k) Plan and in our legacy Invesco Money Purchase Plan.  The 401(k) Plan provides for employer and employee contributions and our legacy Invesco Money Purchase Plan provided for employer contribution until such contributions ceased commencing in May 2009.  Executives residing outside the U.S. may participate in retirement plans available to regular employees in their respective countries.  Annual stock deferral awards and long-term equity awards do not create any additional retirement benefits under these plans.

Perquisites and Other Fringe Benefits
    The company provides certain perquisites to executive officers that assist them in the execution of company business.  In the aggregate, perquisites and other fringe benefits represent a nominal component of the company’s overall compensation package.

Employment Agreements, Post-employment Compensation and Change-in-Control Arrangements

•
Employment Agreement of our Chief Executive Officer - Our chief executive officer has an employment agreement with the company. Under Mr. Flanagan’s Amended and Restated Master Employment Agreement, Mr. Flanagan is employed as president and chief executive officer of the company.  The contract had an initial four-year term that commenced on August 1, 2005.  The contract automatically extends following the initial term for successive one-year periods unless either party gives 90 days’ written notice prior to the next period end date.

Mr. Flanagan’s employment agreement provides for an annual base salary of $790,000, the opportunity to receive an annual cash bonus award of up to $4,750,000, and opportunities to receive share awards. The employment agreement further provides that Mr. Flanagan will be eligible to participate in incentive, savings and retirement plans, deferred compensation programs, benefit plans, fringe benefits and perquisites, and paid vacation, all as provided generally to other U.S.-based senior executives of the company. In addition, the employment agreement contains provisions regarding termination of employment that are described below under the caption “Potential Payments Upon Termination or Change in Control for 2009.”

•	Post-employment Compensation -

Chief Executive Officer - Pursuant to Mr. Flanagan’s Amended and Restated Master Employment Agreement with the company, in the event of his termination without “cause” or resignation for “good reason” he is entitled to receive the following payments and benefits (provided that he has not breached certain restrictive covenants):

•	his then-effective base salary through the date of termination;
•	a prorated portion of his maximum annual cash bonus for the year of termination;
•	any accrued vacation;
•	any compensation previously deferred (unless a later payout date is stipulated in his deferral arrangements);
•	a cash severance payment equal to three times his base salary and maximum annual cash bonus;
•	immediate vesting and exercisability of all outstanding share-based awards;

•	continuation of medical benefits for him, his spouse and his covered dependents for a period of up to 36 months following termination; and
•	any other vested amounts or benefits under any other plan or program.

“Good reason” is defined in the Amended and Restated Master Employment Agreement to include certain diminutions of position, authority, duties or responsibilities; certain reductions in compensation as the same may have been increased from time to time during the employment period; involuntary geographic relocation; any failure of the Board to renominate Mr. Flanagan for election to the Board during the employment period; and any failure of a successor entity to expressly assume the obligations of the company under the agreement. In the event that any payments under the agreement are subject to an excise tax under the U.S. Internal Revenue Code, the company will pay Mr. Flanagan a “gross-up” payment that will fully reimburse him for the amount of any associated tax liability.

Other Named Executive Officers - Our other named executive officers are parties to employment arrangements that create salary continuation periods of six or twelve months in the event of involuntary termination of service without cause.

•
Change-in-Control Arrangements – Generally, all participants who hold equity awards under our GEIP or legacy Global Stock Plan, including our named executive officers, are eligible, under certain circumstances, for accelerated vesting in the event of a change of control of the company.

Award Maximums for Named Executive Officers

    In determining compensation for the named executive officers, the committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.

    As part of our compensation program for executive officers, the company maintains the Executive Incentive Bonus Plan (“EIBP”).  The EIBP was approved by our shareholders in 2008 and provides for annual performance-based awards to eligible employees.  For each executive officer, the committee determines on an annual basis an award maximum under the EIBP. Award maximums are expressed as a percentage of pre-cash bonus operating income (“PCBOI”) – an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m).  Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation – consisting of the annual cash bonus, annual stock deferral award and long-term equity award.  In the event the committee determines to grant additional compensation that is not performance-based compensation to an executive covered under Section 162(m), the additional compensation will be subject to the $1 million limitation.

    In February 2009, the committee established three levels of award maximums in respect of our named executive officers – one each for the chief executive officer, senior managing directors of business components, and senior managing directors of staff functions.  The three levels of award maximums were established after consideration of:

•	prior-year compensation levels in light of the company’s 2008 PCBOI;
•	projected maximum award levels based on the company’s estimated 2009 PCBOI;
•	market data for industry comparative compensation levels; and
•	internal comparisons for job roles and levels of responsibility.

    The resulting award maximums for each of our named executive officers were: (i) Mr. Flanagan - $15,622,178; (ii) Mr. Starr - $3,471,595; (iii) Mr. Armour - $5,207,393; (iv) Mr. Robertson - $5,207,393; and (v) Mr. Taylor - $5,207,393.

Determining the 2009 Annual Award Pools

The Strategic and Financial Context

    The market difficulties that began in the second half of 2007 have had a tremendous impact on the financial services industry generally.  In the past two years, several of the most recognizable names in the finance services industry merged, received government bailout funds or disappeared entirely.  Within the investment management industry, the severe financial dislocation brought out clear distinctions between those firms with the resources to advance their business and those that were forced into retreat.  The resulting market shake-out created enormous opportunities for the few truly global firms like Invesco that had preserved their resources, avoided taking overly risky financial positions in their managed portfolios and remained focused on their clients.  Throughout the market turmoil, notwithstanding declines in revenue and profits driven by the impact of declining market prices on assets under management (“AUM”), Invesco continued to execute its strategy, further strengthened its business and determined ways to operate more efficiently.

    In spite of the worldwide economic decline, we enhanced our ability to compete and preserved our ability to grow.  While some of our competitors were withdrawing from the marketplace, we were helping our clients navigate the difficult markets and sharing solutions to help meet their long-term investment needs.  That enhanced visibility helped us deepen existing relationships and foster new ones, which we believe is putting us in a solid position as investors return to the markets.

    During 2009 the company also made significant progress in accomplishing its long-term strategic priorities, including:

•
Achieving strong investment performance - Relative investment performance across the organization remained strong and is the strongest that it has been in years, all during a period of unprecedented market turmoil.  The company has continued to enhance its investment culture, enhance its reputation as a global thought leader within the industry, and further improve performance and risk measurement platforms;

•
Delivering the company’s investment capabilities anywhere in the world to meet client needs - The company was one of nine firms selected by the U.S. Treasury to participate in the Public-Private Investment Program (PPIP); launched a mortgage REIT, Invesco Mortgage Capital Inc.; launched a $540 million Chinese equity fund in Japan; was awarded a number of global mandates, including a $500 million institutional global credit mandate, a $900 million real estate mandate and a $2 billion investment mandate from the Middle East for Asia investments; and our Invesco PowerShares business brought intelligent exchange-traded funds (ETFs) to Canadian investors through an innovative suite of mutual funds;

•
Unlocking the power of our global operating platform - The company has continued to improve efficiency across the organization by further expanding our support centers in Canada and India and further improving our technology platform, which allows the firm to better manage its business and operate more efficiently; and

•
Building a high-performance organization – We maintained and grew our number one position in the U.K. for retail assets under management; our fixed income business component continued to provide strong results for our clients, further building our reputation as a “safe hands” manager during volatile times; our U.S.-based investment groups achieved strong and improving investment performance, including Invesco Aim’s business seeing its first positive net fund flows since 2000; our Asia investment teams won numerous awards, including the “best equity group” award for our China joint venture; and our WL Ross & Co. business extended its leadership position.

    Perhaps our most visible accomplishment in 2009 was the announcement in October that we had agreed to acquire Morgan Stanley’s retail investment management business, including Van Kampen.  We believe that the combination of our organizations will have tremendous positive implications for our business when the transaction closes, which is expected to occur in mid-2010.  This acquisition will expand the depth and breadth of our investment strategies, strengthen our overall distribution capabilities and greatly enhance our ability to serve U.S. clients.

    Throughout 2009, Invesco also remained focused on operating more efficiently, which helped strengthen our long-term flows, operating income and margins as we progressed through the year.  Ending assets under management improved from $357 billion for 2008 to $423 billion at the end of 2009, an increase of 18.5%.

    Notwithstanding the above achievements, certain key measurements of the company’s financial performance declined from 2008 levels. Given the starting point of the year, average AUM fell from prior-year levels, declining from $441 billion to $389 billion, a reduction of 11.8%.  Lower average AUM resulted in lower revenues, which resulted in lower earnings for the company.  Operating income declined from $748 million in 2008 to $484 million in 2009, a decline of 35.3%.  Operating profit margin for 2009 was 18.4%, compared with 22.6% for 2008.

Process for Establishing Annual Award Pools

    As part of the committee’s oversight of our compensation, the committee annually approves two company-wide award pools – one consisting of cash and the other of equity.  Cash bonuses are paid from the cash pool, while annual stock deferral awards and long-term equity awards are paid from the equity pool.  The committee examines multiple financial measures, including pre-cash bonus operating income (“PCBOI”), net operating income, net operating margin, assets under management and diluted earnings per share, as well as non-quantitative measures, such as the company’s progress toward achieving its long- and short-term strategic objectives, in connection with determining the size of the pools.  In determining the size of the equity pool, the committee reviews the level of retention incentives associated with the amount of unvested equity awards held by our executive officers and other key employees.  The committee also reviews the size of the proposed equity pool relative to the total outstanding shares of the company.  Likewise, the committee reviews the total unvested equity awards (including the proposed equity pool) of our employees compared to total outstanding shares of the company.  The committee further considers the impact of the grant of equity awards on future operating income and profit margins of the company.

Award Pool Determinations

    The committee reviewed Invesco’s strategic and financial results for 2009, including the factors discussed above, in determining the cash and equity pools for 2009.  While each of these aspects was evaluated by the committee in making its award pool determinations, the committee did not attempt to rank or assign relative weight to any particular factor – rather, the committee applied its business judgment in considering them in their entirety.  The committee determined that the cash pool, used solely to fund annual cash bonuses, should be reduced compared to last year, to a degree consistent with the decrease in operating income in 2009.  Consistent with this decision, the committee also determined that the portion of the equity pool used to fund annual stock deferral awards should be reduced to a similar degree compared to 2008.

    As noted earlier, the company performed well through a period of unprecedented challenges and is well positioned to be an industry leader.  The committee believes that Invesco’s present challenge is to use variable compensation to motivate and retain key employees on a long-term basis, thus positioning the company for future growth.  For this reason, the committee determined that the portion of the equity pool used to fund long-term equity awards should be increased, compared to 2008’s level, to permit the granting of larger long-term equity awards to focus on retention of key talent.  The committee therefore approved an increase in the aggregate equity pool compared to the 2008 equity pool.  Consistent with this determination, the committee approved long-term equity grants that are higher than were awarded in 2008 for certain executive officers, including our named executive officers.

Determination of 2009 Awards for Named Executive Officers

Chief Executive Officer

    Every year, the committee reviews (i) the company’s performance (assessed as described above), (ii) compensation reports regarding the amounts paid to Mr. Flanagan in prior years as salary, bonus, and share awards (including a sensitivity analysis regarding Mr. Flanagan’s vested and unvested share awards and their associated vesting schedules), and (iii) analysis from our compensation consultant, Johnson Associates, that includes market information. Based upon these reviews, the committee determines Mr. Flanagan’s variable compensation for the most recently completed fiscal year and reviews his salary for the current fiscal year. Consistent with its stated philosophy, the committee limits Mr. Flanagan’s base salary opportunity and structures the majority of his pay as variable compensation, through cash bonuses and share grants.

    In January 2010, the committee met to review Mr. Flanagan’s salary for 2010 and to determine his variable compensation for 2009. The committee engaged in a qualitative assessment of the state of the company, the company’s progress during 2009 in accomplishing its long-term strategic priorities and its financial results for 2009 – all of which Mr. Flanagan is ultimately responsible for achieving.  See “Determining the 2009 Annual Award Pools – The Strategic and Financial Context.”  While each of these items was considered by the committee in making its compensation decisions, the committee did not attempt to rank or assign relative weight to any particular factor but rather applied its business judgment in considering them in their entirety.

    The committee determined to hold Mr. Flanagan’s base salary at $790,000, unchanged since he joined the company in August 2005 and awarded the following variable compensation:

•
an annual cash bonus of $2,558,000 - a decrease from 2008, consistent with the committee’s determination discussed above that annual cash bonuses should be reduced to reflect the decrease in the company’s operating results in 2009 and consistent with the decreased bonus payments to other executive officers;

•
an annual stock deferral award of $808,500 - a decrease of the annual stock deferral portion of his 2008 share awards, consistent with the committee’s determination that annual stock deferral awards should be reduced for the same reasons that annual cash bonuses were reduced; and

•
a long-term equity award of $5,700,000 - an increase of the long-term equity portion of his 2008 share awards, consistent with the committee’s overall determination that long-term equity awards should increase.  In 2009, Mr. Flanagan continued to lead the company in achieving its long-term strategic priorities and consistent with the intention of long-term equity awards, the committee awarded an increased award in 2009 to retain Mr. Flanagan in his role as president and chief executive officer.

    The aggregate of Mr. Flanagan’s annual variable compensation of $9,066,500 was below the award maximum of $15,622,178 previously approved by the committee.  See “Award Maximums for the Named Executive Officers” above.

    Mr. Flanagan’s base salary and annual cash bonus are included in the 2009 row of the Summary Compensation Table.  Because his equity awards were not made during 2009, they are not included in the Summary Compensation Table for 2009 or the Grants of Plan-Based Share Awards for 2009 table but will be included in these tables in the company’s proxy statement for the 2011 annual general meeting, in each case in accordance with applicable SEC rules.  The amounts shown in the Summary Compensation Table and Grants of Plan-Based Share Awards for 2009 Table reflect the values awarded to Mr. Flanagan in February 2009 for his efforts in leading the company in 2008.

    Johnson Associates reviewed all of the components and amounts of compensation for 2009 described above and orally advised the committee that, in its view, the above compensation was reasonable, consistent with market practice and that Mr. Flanagan’s contribution during 2009 strongly supported the company’s objectives.

Other Named Executive Officers

    Throughout 2009, Mr. Flanagan met with the non-executive directors (including the members of the committee) in executive session to discuss a variety of matters, including the development and performance of the other named executive officers. In these sessions, Mr. Flanagan highlighted certain areas of focus he had identified for the other named executive officers, many of which were designed to support the company’s long-term strategic priorities. The expectations were communicated to each other named executive officer at the beginning of the year and were adjusted and modified throughout the year in light of developments affecting the company.

    During the January 2010 committee meeting, Mr. Flanagan met in executive session to discuss pay recommendations for the other named executive officers. Mr. Flanagan provided the committee with compensation reports which summarized cash and equity paid to each other named executive officer in prior periods and contained an analysis of the named executive officer’s current unvested share awards and the associated vesting schedules.  Mr. Flanagan then presented a recommendation for base salary and the amounts for annual cash bonus, annual stock deferral award and long-term equity award for each of the other named executive officers. The recommendations reflected the company’s overall performance for 2009, as described above, as well as a qualitative assessment of each named executive officer’s performance during 2009. The qualitative assessment included such factors as the financial impact and scope of individual responsibilities, demonstration of a client-focused mindset, performance of the individual’s business area, performance as a manager, development of employees, and performance as a leader of progressive change in his business area.

    Set forth below is a summary of the material goals and accomplishments for 2009 of each other named executive officer that Mr. Flanagan highlighted with the committee and which the committee took into consideration in determining each such officer’s compensation for 2009.

Loren M. Starr - Mr. Starr is Senior Managing Director and Chief Financial Officer.

•
Expense management – In response to the market difficulties impacting the financial services industry generally over the past two years, Mr. Starr played a key role in our continued disciplined approach to managing costs and expenses in a manner aligned with our strategic objectives which resulted in achieving approximately $417 million in savings compared to 2008;

•	Business development strategy – Mr. Starr also played a key role in our business development strategy and the announced acquisition of Morgan Stanley’s retail investment management business; and

•
Improved financial strength – Mr. Starr led several key initiatives during 2009 to improve our financial strength, including establishment of a new $500 million 3-year credit facility, repurchase of $100 million of longer-term outstanding debt, and a $442 million (net of expenses) common stock capital raise.

G. Mark Armour - Mr. Armour is a Senior Managing Director and Head of Worldwide Institutional.

•
Development of significant investment products – Mr. Armour oversaw the launch of Invesco Mortgage Capital Inc. and played a key role in the selection of Invesco by the U.S. Treasury as a participant in the Public-Private Investment Program;

•
Strengthened investment management – Mr. Armour realigned a number of our key institutional investment management disciplines, including quantitative investments and fixed income, which resulted in enhanced focus on client needs; and

•
Strengthened sales infrastructure – Mr. Armour also commenced numerous initiatives to improve relationships with consultants of our institutional clients, strengthen distribution of our investment products and increase sales of our investment products.

James I. Robertson - Mr. Robertson is Senior Managing Director and Head of UK and Continental Europe.

•
Successful CEO succession – Mr. Robertson successfully managed his new role as the chief executive officer of our U.K. and continental Europe operations with a minimum of disruption while simultaneously maintaining business momentum for such regions;

•
Expanded reach of investment products – Mr. Robertson led efforts which successfully resulted in delivering Invesco Perpetual’s investment product sales outside the United Kingdom to other regions of Europe and other global markets; and

•
Implemented strategic initiatives– Mr. Robertson completed a number of initiatives which will further strengthen our business, including the creation of new and revised strategic plans, implementation of new and enhanced forums for managers to communicate best-in-class business practices, and actively worked to identify, develop and mentor rising business leaders.

Philip A. Taylor- Mr. Taylor is a Senior Managing Director and Head of North American Retail.

•
Improved investment performance and advanced marketplace recognition – Under Mr. Taylor’s direction, our North American investment products achieved their best investment performance in 10 years which resulted in improved net flows, including the first positive net flows year for Invesco Aim since 2000;

•
Business development strategy – Mr. Taylor played a key role in our North American business development strategy and the announced acquisition of Morgan Stanley’s retail investment management business; and

•	Broadened investment product line-up – Mr. Taylor also oversaw the introduction of new investment products in the U.S. and Canada.

    For each other named executive officer, the committee discussed the qualitative assessments, competitive compensation information, individual compensation reports, Mr. Flanagan’s compensation recommendations and goals and accomplishments. While each of these items was considered by the committee in making its compensation decisions, the committee did not attempt to rank or assign relative weight to any particular factor but rather applied its business judgment in considering them in their entirety.

    Based upon this review, the committee elected not to increase the base salaries of any of the other named executive officers and awarded the following variable compensation to each other named executive officer:

•
an annual cash bonus – representing a decrease compared to the award each such person received in 2008, consistent with the committee’s determination (discussed above) that annual cash bonuses should be reduced to reflect the decrease in the company’s operating results in 2009;

•
an annual stock deferral award – representing a decrease of the annual stock deferral portion of each such person’s 2008 share awards, consistent with the committee’s determination that annual stock deferral awards should be reduced for the same reasons that annual cash bonuses were reduced – with the exception of Mr. Robertson whose annual stock deferral award remained consistent with that portion of his 2008 share awards due to his change in role from senior managing director of a staff function to senior managing director of a business component (which occurred in the second half of 2008); and

•
a long-term equity award – representing an increase of the long-term equity award portion of each such person’s 2008 share awards, consistent with the committee’s determination that long-term equity awards should increase to motive and retain key employees to further position the company for future growth.

    The 2009 annual variable compensation approved by the committee for each of our other named executive officers is set forth below:

Position	Annual Cash Bonus ($)	Annual Stock Deferral Award ($)	Long-term Equity Award ($)	Supplemental Equity Award ($)	Total ($)
Loren M. Starr Senior Managing Director and Chief Financial Officer	650,000	336,000	1,350,000	-	2,336,000
G. Mark Armour Senior Managing Director and Head of Worldwide Institutional	1,085,000	420,000	2,500,000	-	4,005,000
James I. Robertson Senior Managing Director and Head of UK and Continental Europe	1,010,620	509,557	2,250,000	-	3,770,177
Philip A. Taylor Managing Director and Head of North American Retail	1,444,138	420,000	3,300,000	450,000	5,641,138

    The aggregate of each named executive officer’s 2009 annual variable compensation is below the award maximums previously approved by the committee – with the exception of Mr. Taylor.  With respect to Mr. Taylor, the total amount of his annual cash bonus, annual stock deferral and long-term equity award is below his award maximum.  Mr. Taylor was also granted a supplemental equity award due to the large number of initiatives undertaken and accomplishments achieved during 2009 in his areas of responsibility, including his senior leadership role in the announced acquisition of Morgan Stanley’s retail investment management business.  Mr. Taylor’s supplemental equity award does not meet the definition of performance-based compensation under Section 162(m) and therefore will be subject to the $1 million deductibility limitation. See “Award Maximums for the Named Executive Officers” above.

    Each other named executive officer’s base salary and annual cash bonus are included in the 2009 row of the Summary Compensation Table.  Because each other named executive officer’s equity awards were not made during 2009, they are not included in the Summary Compensation Table for 2009 or the Grants of Plan-Based Share Awards for 2009 Table but will be included in these tables in the company’s proxy statement for the 2011 annual general meeting, in each case in accordance with applicable SEC rules.  The amounts shown in the Summary Compensation and Grants of Plan-Based Share Awards tables for 2009 reflect the values awarded to each other named executive officer in February 2009 for their respective efforts in 2008.

    Johnson Associates reviewed all of the components and amounts of compensation for 2009 described above and orally advised the committee that, in its view, such compensation was reasonable, consistent with market practice and that each Named Executive Officer’s contribution during 2009 strongly supported the company’s objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on
Form 10-K for the fiscal year ended December 31, 2009.

Respectfully Submitted by the Compensation Committee (1):

Sir John Banham (Chairman)
Rex D. Adams
Ben F. Johnson, III
Denis Kessler
Edward P. Lawrence
__________________________________________
(1)  Phoebe A. Wood was recently elected as a member of the Compensation Committee and was not a member of the committee during the period covered by this report.

Summary Compensation Table for 2009

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Share Awards ($) (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation ($) (5)	Total ($)
Martin L. Flanagan	2009	790,000	-	3,954,997	2,558,000	461,224	7,764,211

President and Chief Executive Officer	2008	790,000	-	4,749,952	3,655,000	1,336,817	10,531,769

	2007	790,000	4,750,000	2,556,438	-	1,054,870	9,151,308

Loren M. Starr	2009	450,000	-	1,129,993	650,000	93,384	2,323,377

Senior Managing Director and Chief Financial	2008	450,000	-	1,349,960	924,000	161,311	2,885,271

Officer	2007	450,000	1,200,000	1,533,829	-	117,951	3,301,780

G. Mark Armour (*)	2009	400,000	-	2,799,996	1,085,000	266,435	4,551,431

Senior Managing Director and Head of	2008	400,000	-	3,449,987	1,550,000	114,346	5,514,333

Worldwide Institutional	2007	-	-	-	-	-	-

James I. Robertson (*)	2009	549,237	-	3,599,993	1,010,620	312,896	5,472,746

Senior Managing Director and Head of	2008	-	-	-	-	-	-

United Kingdom and Continental Europe	2007	-	-	-	-	-	-

Philip A. Taylor	2009	562,863	-	1,699,984	1,444,138	320,035	4,027,019

Senior Managing Director and head of	2008	600,482	-	1,949,987	2,200,000	293,136	5,043,605

North American Retail	2007	645,496	2,709,631	2,658,673	-	72,363	6,086,163
   ________

(*)	Compensation information is included for the years for which each of Messrs. Armour and Robertson was considered a named executive officer.

(1)
For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our 401(k) plan or similar plan in the named executive officer’s country.  For Messrs. Robertson and Taylor, base salary is converted to U.S. dollars using an average annual exchange rate.

(2)
Reflects the annual cash bonus award earned during 2007 and paid in February 2008.  Subsequent to 2007, annual cash bonus awards were paid under the Executive Incentive Bonus Plan and are reflected in the Non-Equity Incentive Plan Compensation column.

(3)
 For stock awards granted in 2009, reflects time-based awards that generally vest in four equal annual installments on each anniversary of the date of grant.

Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation – Stock Compensation.”  For stock awards granted in 2009 and 2008, the grant date fair value was calculated by multiplying the number of shares granted by the closing price of the company’s common shares on the date of grant.  For stock awards granted in 2007, the grant date fair value was calculated by multiplying the number of shares granted (or target number of shares granted with respect to performance-based awards) by the closing price of our Ordinary Shares on the London Stock Exchange on the date of grant and then converted to U.S. dollars.

For stock awards granted in 2007, includes awards with performance criteria that will not be met.  Such awards have been forfeited as of January 27, 2010.

The amounts disclosed do not reflect the value actually realized by the named executive officers. For additional information, please see Note 17 – “Share-Based Compensation” to the financial statement in our Annual Report on Form 10-K, filed with the SEC on February 26, 2010.

(4)	Reflects annual cash bonus award earned for fiscal year by the named executive officers under the Executive Incentive Bonus Plan and paid in February of the following year.

(5)	The following table reflects the items that are included in the All Other Compensation column for 2009.

All Other Compensation Table for 2009

Name	Dividends Paid on Unvested Stock Awards ($) (a)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($) (b)	Option Cost ($) (c)	Tax Gross Ups ($) (d)	Tax Consultation ($)	Perquisites ($) (e)	Total All Other Compensation ($)
Martin L. Flanagan	310,858	3,798	20,700	-	-	-	125,868	461,224
Loren M. Starr	69,344	3,340	20,700	-	-	-	-	93,384
G. Mark Armour	144,141	7,027	6,000	-	44,257	5,010	60,000	266,435
James I. Robertson	127,743	1,775	26,140	-	5,234	1,910	150,095	312,896
Philip A. Taylor	111,339	5,471	11,909	121,788	-	-	69,528	320,035

________

(a)	Dividends and dividend equivalents are paid on unvested awards at the same rate as on our other shares.
(b)	Amounts of matching contributions contributed by the company to our retirement plans are calculated on the same basis for all plan participants, including the named executive officers.
(c)	Reflects the incurred cost to the company of paying the exercise price of a share option under the terms of the option agreement for the named executive officer.
(d)
With respect to Mr. Armour, represents gross-up on costs in connection with corporate housing payments.  With respect to Mr. Robertson, represents gross-up on one-time costs in connection with relocation payments.

(e)
Perquisites include the following:

With respect to Mr. Flanagan, represents the company’s cost for his personal use of our corporate airplane.  The company has agreements in place pursuant to which it pays certain hourly, monthly and annual fees for its use of a fractionally-owned airplane. The company also leases an airplane for which it pays direct operating expenses, a monthly lease payment, and a monthly management fee.  The Perquisites column includes the aggregate incremental cost to the company for personal use of such aircraft based on the average variable costs of operating the airplanes.  Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. The total annual variable costs are divided by the total number of hours used on the airplane in 2009 to determine an average variable cost per hour. The average variable cost per hour is multiplied by the hours flown for personal use to derive the aggregate incremental cost to the company of such personal use. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, maintenance, taxes, rent, depreciation, and insurance.  For travel that combines business and personal legs, the company calculates the incremental mileage flown by comparing the mileage that would have been flown had the trip been entirely business against the actual mileage for the itinerary. The difference represents the incremental mileage flown that is attributable to personal travel.

With respect to Mr. Armour, represents the company’s cost for Mr. Armour’s corporate housing in connection with his work in Atlanta, Georgia.

With respect to Mr. Robertson, represents relocation expenses that were paid for by the company under the company’s relocation program, some of which were considered taxable income to the employee.

With respect to Mr. Taylor, (i) $66,669 represents the company’s cost for Mr. Taylor’s corporate housing in connection with his work in Houston, Texas, and (ii) $2,858 represents the company’s cost for work-related parking costs.

Grants of Plan-Based Share Awards for 2009

The committee granted share awards to each of the named executive officers during 2009.  Share awards are subject to time-based vesting according to the terms of the applicable award certificate.  Share awards are subject to transfer restrictions and subject to forfeiture prior to vesting upon a recipient’s termination of employment for any reason other than death, disability, retirement or reduction in force.  All share awards immediately become vested in the event of (i) a change in control of the company and (ii) the involuntary termination of employment without cause or voluntary termination of employment for good reason.  The following table presents information concerning plan-based awards granted to each of the named executive officers during 2009:

Name	Grant Date	Vesting (1)	All Other Share Awards (#)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Share and Option Awards ($) (2)
Martin L. Flanagan	02/27/2009	4-year ratable	346,019	11.43	3,954,997

Loren M. Starr	02/27/2009	4-year ratable	98,862	11.43	1,129,993

G. Mark Armour	02/27/2009	4-year ratable	244,969	11.43	2,799,996

James I. Robertson	02/27/2009	4-year ratable	314,960	11.43	3,599,993

Philip A. Taylor	02/27/2009	4-year ratable	148,730	11.43	1,699,984
________

(1)
For each of the named executive officers, reflects time-based share awards granted on February 27, 2009.  The 4-year ratable awards generally vest in four equal annual installments on each anniversary of the date of grant.

(2)
The grant date fair value is the total amount that the company will recognize as expense under applicable accounting requirements if the share awards fully vest. This amount is included in our Summary Compensation Table each year. The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted.

Outstanding Share Awards at Fiscal Year-End for 2009

The following table provides information as of December 31, 2009 about the outstanding share awards held by our named executive officers:

			Option Awards				Share Awards
			Number of Securities Underlying Options (#)				Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Incentive Plan Share Awards that have not vested (#)	Incentive Plan Share Awards that have not vested ($)
Name		Date of Grant	Exercisable	Unexer- cisable	Option Exercise Price ($)(1)	Option Expiration Date
Martin L. Flanagan	(2)	02/28/07	-	-	-	-	-	-	105,949	2,488,742
	(3)	02/28/08	-	-	-	-	120,325	2,826,434	-	-
	(4)	02/28/08	-	-	-	-	37,022	869,647	-	-
	(5)	02/27/09	-	-	-	-	346,019	8,127,986	-	-
Loren M. Starr	(2)	02/28/07	-	-	-	-	-	-	42,379	995,483
	(6)	02/28/07	-	-	-	-	7,063	165,910	-	-
	(3)	02/28/08	-	-	-	-	27,767	652,247	-	-
	(4)	02/28/08	-	-	-	-	14,808	347,840	-	-
	(5)	02/27/09	-	-	-	-	98,862	2,322,268	-	-
G. Mark Armour		09/03/02	30,980	-	13.50	09/02/12	-	-	-	-
		12/16/03	5,000	-	12.12	12/16/13	-	-	-	-
		12/31/04	10,000	-	10.35	12/30/14	-	-	-	-
	(2)	02/28/07	-	-	-	-	-	-	42,379	995,483
	(6)	02/28/07	-	-	-	-	4,237	99,527	-	-
	(3)	02/28/08	-	-	-	-	101,814	2,391,611	-	-
	(4)	02/28/08	-	-	-	-	17,277	405,837	-	-
	(5)	02/27/09	-	-	-	-	244,969	5,754,322	-	-
James I. Robertson		12/01/00	50,000	-	35.66	11/30/10	-	-	-	-
		12/04/01	50,000	-	30.79	12/03/11	-	-	-	-
		12/04/01	25,000	-	30.79	12/03/11	-	-	-	-
		12/31/04	50,000	-	10.35	12/30/14	-	-	-	-
	(2)	02/28/07	-	-	-	-	-	-	10,594	248,853
	(6)	02/28/07	-	-	-	-	7,063	165,910	-	-
	(3)	02/28/08	-	-	-	-	37,023	869,670	-	-
	(4)	02/28/08	-	-	-	-	17,277	405,837	-	- -
	(5)	02/27/09	-	-	-	-	314,960	7,398,410	-	-
Philip A. Taylor		08/07/00	17,212	-	37.54	08/06/10	-	-	-	-
		12/01/00	12,500	-	35.66	11/30/10	-	-	-	-
		12/04/01	44,700	-	30.79	12/03/11	-	-	-	-
	(7)	12/31/02	-	166,666	0.81	03/02/10	-	-	-	-
	(3)	02/28/08	-	-	-	-	46,279	1,087,094	-	- -
	(4)	02/28/08	-	-	-	-	17,278	405,860	-	- -
	(5)	02/27/09	-	-	-	-	148,730	3,493,668	-	-
 ________

(1)	Share options were granted in Pounds Sterling (£) and in this table have been converted to U.S. dollars using the exchange rate of $1.62/£1 as of December 31, 2009.
(2)
Share award, subject to satisfaction of performance criteria for the applicable performance measurement period, vests on the date that the 2009 earnings are released.  The performance criteria for this award will not be met, and the share award has been forfeited as of January 27, 2010.

(3)	100% of share award vests on February 28, 2011.
(4)	Share award vests in three equal annual installments. As of December 31, 2009, the unvested share award represents two-thirds of the original grant.

(5)	Share award vests in four equal annual installments. As of December 31, 2009, the unvested share award represents 100% of the original grant.
(6)	Share award vests in three equal annual installments. As of December 31, 2009, the unvested share award represents one-third of the original grant.
(7)	Share option vests on February 1, 2010 and is exercisable for a 30-day period. Company reimburses the option holder for the exercise price.

Option Exercises and Shares Vested for 2009

The following table provides information about share options exercised by the named executive officers during 2009 and equity awards held by our named executive officers that vested in 2009:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin L. Flanagan	-	-	1,581,012	21,433,467
Loren M. Starr	-	-	139,468	1,639,119
G. Mark Armour	-	-	16,109	185,289
James I. Robertson	-	-	54,496	636,855
Philip A. Taylor	181,667	1,998,806	30,448	450,627

 Potential Payments Upon Termination or Change in Control for 2009

The following table summarizes the estimated payments to be made under each agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment, including by retirement, disability or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees.

Name	Benefit	Termination Without Cause Following Change in Control ($) (1)	Termination Without Cause ($) (1)	Death ($)	Disability ($)
Martin L. Flanagan	Benefits (2)	50,509	50,509	-	-
	Severance Payment (3)	16,620,000	16,620,000	-	-
	Bonus	4,750,000	4,750,000	-	-
	Share Awards (4)	14,312,809	14,312,809	14,312,809	14,312,809
Loren M. Starr (5)	Share Awards (4)	4,483,748	-	4,483,748	4,483,748
G. Mark Armour (5)	Share Awards (4)	9,646,779	-	9,646,779	9,646,779
	Stock Options (6)	497,714	-	497,714	497,714
James I. Robertson (5)	Share Awards (4)	9,088,680	-	9,088,680	9,088,680
	Stock Options (6)	657,077	-	657,077	657,077
Philip A. Taylor (5)	Share Awards (4)	1,492,954	-	1,492,954	1,492,954

 ________

(1)	Mr. Flanagan’s severance payment would also apply to resignation with “good reason” as described in his employment agreement referenced above.

(2)
Represents cost to the company for reimbursement of medical benefits for Mr. Flanagan and his covered dependents for a period of 36 months following termination, including “gross-up” payments that reimburse Mr. Flanagan for the amount of any associated tax liability in respect of the Company’s payment of such medical benefits.

(3)	Mr. Flanagan’s severance payment is equal to the sum of his base salary plus the maximum of his annual cash bonus multiplied by three.
(4)
In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is December 31, 2009, and the price per share of our common shares on the date of termination is $23.49.

(5)
Each of Messrs. Starr, Armour, Robertson and Taylor is a party to an agreement that provides for a termination notice period of either six or twelve months. Following any notice of termination, the employee would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination. In accordance with SEC rules, the information presented in this table assumes a termination date of December 31, 2009 and that the applicable notice had been given prior to such date.

(6)
In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is December 31, 2009, and the price per share of our common shares on the date of termination is $23.49.  The value reported represents the difference between $23.49 and the applicable stock option exercise price multiplied by the number of optioned shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009, the following directors served as members of the Compensation Committee: Sir John Banham (Chairman) and Messrs. Rex D. Adams, Ben F. Johnson, III, Denis Kessler and Edward P. Lawrence. No member of the Compensation Committee was an officer or employee of the company or any of its subsidiaries during fiscal year 2009, and no member of the Compensation Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During fiscal year 2009, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the company.

* * *

REPORT OF THE AUDIT COMMITTEE

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Invesco Ltd. consists of J. Thomas Presby (Chairman), Messrs. Ben F. Johnson, III, Denis Kessler and Edward P. Lawrence, and Ms. Phoebe A. Wood. Each of the members of the Audit Committee is independent as such term is defined under the New York Stock Exchange listing standards and applicable law. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the company’s internal audit function and independent auditor, and (iv)  the company’s compliance with legal and regulatory requirements. The Audit Committee’s function is more fully described in its written charter, which is available on the corporate governance section of the company’s Web site at www.invesco.com.

REVIEW OF THE COMPANY’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

The Audit Committee has reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2009 with the company’s management. The Audit Committee has discussed with Ernst & Young LLP (“E&Y”), the company’s independent auditors, the matters required to be discussed by professional auditing standards. The Audit Committee has also received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed the independence of E&Y with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Audit Committee: (1)

J. Thomas Presby (Chairman)
Ben F. Johnson, III
Denis Kessler
Edward P. Lawrence

__________________
(1) Phoebe A. Wood was recently elected as a member of the Audit Committee and was not a member of the committee during the period covered by this report.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, with the approval of the shareholders, engaged E&Y to perform an annual audit of the company’s consolidated financial statements for fiscal year 2009. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by E&Y for fiscal years 2009 and 2008 for the audit of the company’s annual consolidated financial statements and for other services rendered by E&Y.

	Fiscal Year
	2009	2008
	($ in millions)
Audit Fees(1)	3.4	5.5
Audit-Related Fees(2)	1.6	1.6
Tax Fees(3)	0.1	0.6
All Other Fees(4)	-	-
TOTAL FEES	5.1	7.7
____________

(1)
The 2009 Audit Fees amount includes approximately $1.9 million (2008: $3.8 million) for audits of the company’s consolidated financial statements and $1.2 million (2008: $1.8 million) for statutory audits of subsidiaries. These amounts do not include fees paid to E&Y associated with audits conducted on certain of our affiliated mutual funds, unit trusts and partnerships.

(2)
Audit-Related Fees consist of attest services not required by statute or regulation, audits of employee benefit plans and accounting consultations in connection with new accounting pronouncements and acquisitions.

(3)	Tax Fees consist of compliance and advisory services.

(4)	All Other Fees consist principally of transaction-related services.

PRE-APPROVAL PROCESS AND POLICY

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy sets forth the Audit Committee’s views on audit, audit-related, tax and other services. It provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. The policy defines the services and the estimated range of fees for such services that the committee has pre-approved. The term of any such categorical approval is 12 months, unless the committee specifically provides otherwise, and the policy requires the related fee levels to be set annually. Where actual invoices in respect of any service are materially in excess of the estimated range, the committee must approve such excess amount prior to payment. The policy also prohibits the company from engaging the auditors to provide certain defined non-audit services that are prohibited under SEC rules. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members, but may not delegate such authority to the company’s management. Under the policy, our management must inform the Audit Committee of each service performed by our independent auditor pursuant to the policy. Requests to the Audit Committee for separate approval must be submitted by both the independent auditor and our chief financial officer and the request must include a joint statement as to whether it is deemed consistent with the SEC’s and PCAOB’s rules on auditor independence.

All audit and non-audit services provided to the company and its subsidiaries by E&Y during fiscal year 2009 were either specifically approved or pre-approved under the policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Repurchases.  In order to pay taxes due in connection with the vesting of equity awards granted under the 2008 Global Equity Incentive Plan and Global Stock Plan, employee participants, including our named executive officers, may elect the “net shares” method whereby the company purchases shares equal in value to the tax liability in connection with vesting equity awards.  Under the “net shares” method, the price per share paid by the company for repurchases is the closing price of the company’s common shares on the NYSE on the vesting date.

During fiscal 2009, the company repurchased common shares from the executive officers for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)	Aggregate Consideration ($)
Loren M. Starr	51,096	600,210
Senior Managing Director and Chief Financial Officer
James I. Robertson	18,247	213,298
Senior Managing Director
Philip A. Taylor	11,876	176,578
Senior Managing Director
Colin D. Meadows	22,690	340,428
Senior Managing Director
David Hartley	14,839	287,627
Group Controller and Chief Accounting Officer

Interests in Performance Fees.  In connection with Invesco’s role as investment manager under the U.S. Department of the Treasury’s Public-Private Investment Program (PPIP), we anticipate that some of our employees, including certain executive officers, may receive rights to share in performance fees earned by Invesco. As described below, it is not currently possible to value these interests. A subsidiary of Invesco sponsors and provides investment management services to various investment vehicles (“Private Funds”) that were formed to invest in a securities public-private investment fund organized by Invesco under PPIP.  We anticipate that certain of our executive officers, namely Messrs. Armour, Carome and Lo (“Participating Officers”), will have the opportunity to purchase capital interests and to receive periodic grants of profits interests in the general partners of the Private Funds (“Invesco GPs”).  The Invesco GPs invest in, and are entitled to receive a percentage of profits (“performance fees”) from, the Private Funds.  Invesco anticipates that each Participating Officer will purchase his capital interests for an amount that could exceed $120,000 (capital contribution) and will be granted profits interests from time to time for services rendered to the Invesco GPs.  The profits interests are anticipated to vest in equal annual installments over a four-year period and will be subject to forfeiture prior to vesting upon the occurrence of certain events.  Depending on the investment performance of the Private Funds and the amount of performance fees, if any, received by the Invesco GPs, the value of these interests could exceed $120,000.  However, if the Private Funds incur losses or the returns thereon do not exceed certain thresholds, the Participating Officers could lose their capital contributions and the interests could have little or no value.

RELATED PERSON TRANSACTION POLICY

The Board of Directors has adopted written Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A “related person transaction” means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules). Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.

Management is required to present for the approval or ratification of the Audit Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the Audit Committee will approve or disapprove the transaction. Approval will be given only if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the Audit Committee promptly. The policy also permits the chairman of the Audit Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full Audit Committee at the next regularly-scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s common shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2009, except that Martin L. Flanagan inadvertently failed to file two Forms 5 with respect to four transactions consisting of gifts of shares.

PROPOSAL NO. 2

APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit Committee of the Board has proposed the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending December 31, 2010 and to audit the company’s internal control over financial reporting as of December 31, 2010. During and for the fiscal year ended December 31, 2009, Ernst & Young LLP audited and rendered opinions on the financial statements of the company and certain of its subsidiaries. Ernst & Young LLP also rendered an opinion on the company’s internal control over financial reporting as of December 31, 2009. In addition, Ernst & Young LLP provides the company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

As previously reported in the company’s Current Report on Form 8-K/A (Amendment No. 1), filed by the company with the SEC on April 4, 2008 (the “Form 8-K”), on January 17, 2008 the Audit Committee engaged Ernst & Young LLP, a Delaware limited liability partnership and member of the global Ernst & Young organization operating in the United States (“Ernst & Young LLP (US)”) as its independent registered public accounting firm for the fiscal year ended December 31, 2007.  The consolidated financial statements of the company’s predecessor, Invesco PLC, for the fiscal years ended December 31, 2005 and 2006 were audited by Ernst & Young LLP, a limited liability partnership organized under the laws of England and Wales and member of the global Ernst & Young organization operating in the United Kingdom ("Ernst & Young LLP (UK)”).  The independent registered public accounting firm changed from Ernst & Young LLP (UK) to Ernst & Young LLP (US) as a result of the move of our primary stock listing from the London Stock Exchange to the New York Stock Exchange and the December 4, 2007 redomicile from the United Kingdom to Bermuda. Ernst & Young LLP (UK) agreed with this change and resigned from its previous role effective January 17, 2008.

Ernst & Young LLP (UK)'s reports on the financial statements for the fiscal years ended December 31, 2005 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.   During the same periods and subsequent interim periods, there were no disagreements between the company and Ernst & Young LLP (UK) on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP (UK), would have been referred to in their reports on the financial statements of the company for such periods. At the company’s request, Ernst & Young LLP (UK) furnished to the company a letter addressed to the SEC stating that it agreed with the above statements. A copy of that letter, dated February 29, 2008, was filed with the SEC as an exhibit to the Form 8-K.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Common Shares” section above. If the appointment is not approved, the Audit Committee may reconsider the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.

INFORMATION REGARDING OTHER EQUITY COMPENSATION PLANS

The following table sets forth information, as of December 31, 2009, with respect to common shares that may be issued under our existing equity compensation plans:

Name Of Plan	Approved by Security	Active/Inactive Plan (2)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options) (3)
2008 Global Equity Incentive Plan	√	Active	0	N/A	16,112,902
2000 Share Option Plan	√	Inactive	12,176,802	25.35	-
1997 Sharesave Scheme	√	Inactive	125,267	15.18	-
Irish Sharesave Plan	√	Inactive	22,370	15.18	-
International Sharesave Plan	√	Inactive	19,310	10.68	-
Subtotal - Approved Plans			12,343,749		16,112,902
No. 3 Executive Share Option Scheme	(1)	Inactive	4,081,791	32.10	-
Rules of the Perpetual Unapproved Share Option Scheme	(1)	Inactive	24,767	28.81	-
2003 Share Option Plan (Canada)	(1)	Inactive	249,999	0.81	-
Subtotal - Unapproved Plans			4,356,557		-

(1) Prior to December 4, 2007, the company was listed on the London Stock Exchange.  At the time of adoption, these plans did not require shareholder approval under the rules of the London Stock Exchange or otherwise.

(2) No further grants will be made under the inactive plans.

(3) Excludes unvested restricted stock awards, unvested deferred share awards and unvested restricted stock units issuable under the 2008 Global Equity Incentive Plan and the Global Stock Plan.

ADDITIONAL INFORMATION

Costs of Solicitation

The cost of solicitation of proxies will be paid by Invesco. In addition to the use of the mails, certain Directors, officers or employees of Invesco may solicit proxies by telephone or personal contact. Upon request, Invesco will reimburse brokers, dealers, banks and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Invesco common shares.

Presentation of Financial Statements

In accordance with Section 84 of the Companies Act 1981 of Bermuda, Invesco’s audited consolidated financial statements for the fiscal year ended December 31, 2009 will be presented at the Annual General Meeting. These statements have been approved by Invesco’s Board. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.

Registered and Principal Executive Offices

The registered office of Invesco is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. The principal executive offices of Invesco are located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, and the telephone number there is +1-404-892-0896.

Shareholder Proposals for the 2011 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual general meeting of shareholders must be received by Invesco no later than 120 days before the anniversary of the date of this proxy statement (e.g. not later than November 29, 2010). Such proposals should be sent to our Secretary in writing to Invesco Ltd., Attn: Office of the Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Bye-Laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Bermuda law, our Bye-Laws and other legal requirements, without seeking to have the proposal included in Invesco’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Invesco shareholders holding (individually or together) at least 5% of the total voting rights or constituting 100 or more registered Invesco shareholders together may require a proposal to be submitted to an annual general meeting. Under our Bye-Laws, notice of such a proposal must generally be provided to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is thus from January 18, 2011 to February 17, 2011. (However, if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual general meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual general meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual general meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made. )

Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Invesco is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is from January 18, 2011 to February 17, 2011.

United States Securities and Exchange Commission Reports

A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2009 (the “Annual Report”), is being furnished concurrently herewith to all shareholders holding common shares as of the record date. Please read it carefully.

Shareholders may obtain a copy of the Annual Report, without charge, by visiting the company’s Web site at www.invesco.com or by submitting a request to our Secretary at: company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Form 10-K may be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Communications with the Chairman and Non-Management Directors

Any interested party may communicate with the Chairman of our Board or to our non-executive directors as a group at the following addresses:

E-mail: company.secretary@invesco.com
   Mail: Invesco Ltd.
   Two Peachtree Pointe
1555 Peachtree Street
Atlanta, Georgia 30309
Attn: Office of the Secretary

Communications will be distributed to the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Invesco Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains the Invesco Compliance Reporting Line for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Invesco Compliance Reporting Line is available on the company’s Intranet.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors by sending a written communication appropriately addressed to:

Audit Committee
Invesco Ltd.
Two Peachtree Pointe
1555 Peachtree Street N.E.
Atlanta, Georgia 30309
Attn: Office of the General Counsel

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s common shares will be householding the company’s proxy materials or the Notice. Accordingly, a single copy of the proxy materials or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials or copies of the Notice, please notify your bank or broker, or contact our Secretary at: company.secretary@invesco.com, or by mail to Invesco Ltd., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by telephone to 404-892-0896. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials or the Notice to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials or the Notice at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

Invesco Ltd.
TWO PEACHTREE POINTE, 1555 PEACHTREE STREET N.E., ATLANTA, GEORGIA 30309

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on
Tuesday, May 18, 2010

To view the Proxy Statement and Annual Report on Form 10-K on the Internet, have your 11-digit Control #(s) and visit: http://bnymellon.mobular.net/bnymellon/ivz

Dear Invesco Shareholder:

The 2010 Annual General Meeting of Shareholders of Invesco Ltd. (the “Company”) will be held in the Appalachians Room, 18th Floor, at Invesco’s Global Headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, on Tuesday, May 18, 2010, at 1:00 p.m. (local time). The following proposals will be voted upon at the Annual General Meeting:

(1) to elect four (4) directors to serve until the 2013 Annual General Meeting;

(2) to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm; and

(3) to consider and act upon such other business that may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors recommends a vote “FOR” Items 1 and 2.

The record date for the Annual General Meeting is March 19, 2010. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Shareholders of record are cordially invited to attend the Annual General Meeting. Directions on how to attend the Annual General Meeting and vote in person can be found on our website at: www.invesco.com/invest.

You may vote your proxy when you view the materials on the Internet. You will be asked to enter your 11 digit control number.

ACCESSING YOUR PROXY MATERIALS ONLINE

The Proxy Materials for Invesco Ltd. are available to review at:

http://bnymellon.mobular.net/bnymellon/ivz

The following Proxy Materials are available for you to review online:

•	the Company’s 2010 Proxy Statement;

•	the Proxy Card;

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (which is not deemed to be part of the official proxy soliciting materials); and

•	any amendments to the foregoing materials that are required to be furnished to shareholders.

Have this Notice available WHEN YOU WANT TO VIEW your Proxy Materials online or WHEN YOU WANT TO VOTE YOUR SHARES ELECTRONICALLY
or WHEN YOU WANT TO REQUEST A PAPER COPY of the Proxy Materials.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone are available for the return of proxies through 11:59 PM Eastern Time on May 17, 2010.

Return of your proxy by internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

INTERNET http://www.proxyvoting.com/ivz Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postagepaid envelope.

▼  FOLD AND DETACH HERE  ▼

Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” ITEM 2.

ITEM 1 – Election of Directors Nominees:	FOR	AGAINST	ABSTAIN
1.1 Joseph R. Canion	☐	☐	☐
1.2 Edward P. Lawrence	☐	☐	☐
1.3 James I. Robertson	☐	☐	☐
1.4 Phoebe A. Wood	☐	☐	☐

	FOR	AGAINST	ABSTAIN
ITEM 2 –APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

I PLAN TO ATTEND THE MEETING		☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Invesco Ltd. account online.

Access your Invesco Ltd. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Invesco Ltd., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends
• View certificate history • Make address changes
• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report on Form 10K are available at: http://www.proxyvoting.com/ivz

 ▼   FOLD AND DETACH HERE   ▼

PROXY

INVESCO LTD.
Annual General Meeting of Shareholders – May 18, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF INVESCO LTD.

The undersigned hereby appoints Rex D. Adams, Martin L. Flanagan, Loren M. Starr, Colin D. Meadows and Kevin M. Carome, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of Invesco Ltd. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders, or at any adjournment or postponement thereof, of Invesco Ltd., to be held in the Appalachians Room, 18th Floor, at Invesco’s Global Headquarters located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, GA 30309, with all powers which the undersigned would possess if present at the meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued, and to be marked, dated and signed, on the other side)